AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         TYCO ACQUISITION CORP. XIX (NV)

                                       AND

                               THE CIT GROUP, INC.

                                    INCLUDING

                                    GUARANTEE

                                       OF

                             TYCO INTERNATIONAL LTD.

                                 March 12, 2001

                                TABLE OF CONTENTS

ARTICLE I          THE MERGER..................................................7
   Section 1.01    The Merger..................................................7
   Section 1.02    Effective Time..............................................7
   Section 1.03    Effect of the Merger........................................7
   Section 1.04    Articles of Incorporation; By-laws..........................7
   Section 1.05    Directors and Officers......................................8
   Section 1.06    Effect on Securities, Etc...................................8
   Section 1.07    Exchange of Shares..........................................9
   Section 1.08    Stock Transfer Books.......................................11
   Section 1.09    No Further Ownership Rights in Company Common Stock........11
   Section 1.10    Lost, Stolen or Destroyed Certificates.....................11
   Section 1.11    Tax Consequences...........................................12
   Section 1.12    Taking of Necessary Action; Further Action.................12


ARTICLE II         REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............12
   Section 2.01    Organization and Qualification; Subsidiaries...............12
   Section 2.02    Certificate of Incorporation and By-laws...................13
   Section 2.03    Capitalization.............................................13
   Section 2.04    Authority Relative to This Agreement.......................14
   Section 2.05    Material Contracts; No Conflict; Required
                      Filings and Consents....................................15
   Section 2.06    Compliance; Permits........................................17
   Section 2.07    SEC Filings; Financial Statements; Regulatory Filings......17
   Section 2.08    Absence of Certain Changes or Events.......................18
   Section 2.09    No Undisclosed Liabilities; Certain Assets.................19
   Section 2.10    Absence of Litigation......................................19
   Section 2.11    Employee Benefit Plans; Employment Agreements..............20
   Section 2.12    Employment and Labor Matters...............................24
   Section 2.13    Registration Statement; Proxy Statement/Prospectus.........25
   Section 2.14    Restrictions on Business Activities; Agreement
                       with Regulatory Agencies...............................25
   Section 2.15    Properties.................................................26
   Section 2.16    Taxes......................................................26
   Section 2.17    Environmental Matters......................................27
   Section 2.18    Brokers....................................................29
   Section 2.19    Intellectual Property......................................29
   Section 2.20    Interested Party Transactions..............................31
   Section 2.21    Insurance..................................................31
   Section 2.22    Interest Rate and Foreign Exchange Contracts...............31
   Section 2.23    Compliance With The Foreign Corrupt Practices Act..........31
   Section 2.24    Opinion of Financial Advisor...............................31


ARTICLE III        REPRESENTATIONS AND WARRANTIES OF ACQUIROR.................32
   Section 3.01    Organization and Qualification; Subsidiaries...............32


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

   Section 3.02    Capitalization.............................................32
   Section 3.03    Authority Relative to this Agreement.......................33
   Section 3.04    No Conflicts; Required Filings and Consents................33
   Section 3.05    Compliance; Permits........................................34
   Section 3.06    SEC Filings; Financial Statements..........................35
   Section 3.07    Absence of Certain Changes or Events.......................35
   Section 3.08    No Undisclosed Liabilities.................................36
   Section 3.09    Absence of Litigation......................................36
   Section 3.10    Registration Statement; Proxy Statement/Prospectus.........36
   Section 3.11    Restrictions on Business Activities........................37
   Section 3.12    Taxes......................................................37
   Section 3.13    Environmental Matters......................................38
   Section 3.14    Brokers....................................................38
   Section 3.15    Ownership of Acquiror......................................39
   Section 3.16    No Prior Activities........................................39
   Section 3.17    No Vote Required...........................................39


ARTICLE IV         CONDUCT OF BUSINESS PENDING THE MERGER.....................39
   Section 4.01    Conduct of Business by the Company.........................39
   Section 4.02    No Solicitation............................................42
   Section 4.03    Conduct of Business by Guarantor...........................43


ARTICLE V          ADDITIONAL AGREEMENTS......................................44
   Section 5.01    Proxy Statement/Prospectus; Registration Statement.........44
   Section 5.02    Company Stockholders Meeting...............................46
   Section 5.03    Access to Information; Confidentiality.....................46
   Section 5.04    Consents; Approvals........................................47
   Section 5.05    Agreements with Respect to Affiliates......................47
   Section 5.06    Indemnification and Insurance..............................48
   Section 5.07    Notification of Certain Matters............................49
   Section 5.08    Further Action/Tax Treatment...............................49
   Section 5.09    Public Announcements.......................................50
   Section 5.10    Guarantor Common Shares....................................50
   Section 5.11    Stock Options and ESPP.....................................50
   Section 5.12    Certain Employee Benefits..................................51
   Section 5.13    Accountants Letters........................................53
   Section 5.14    Compliance with State Property Transfer Statutes...........53
   Section 5.15    Conveyance Taxes...........................................53
   Section 5.16    Exchangeco Shares..........................................53


ARTICLE VI         CONDITIONS TO THE MERGER...................................54
   Section 6.01    Conditions to Obligation of Each Party
                       to Effect the Merger...................................54
   Section 6.02    Additional Conditions to Obligations of Acquiror...........55
   Section 6.03    Additional Conditions to Obligation of the Company.........56


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

ARTICLE VII        TERMINATION................................................57
   Section 7.01    Termination................................................57
   Section 7.02    Effect of Termination......................................58
   Section 7.03    Fees and Expenses..........................................58


ARTICLE VIII       GENERAL PROVISIONS.........................................60
   Section 8.01    Effectiveness of Representations, Warranties
                        and Agreements........................................60
   Section 8.02    Notices....................................................60
   Section 8.03    Certain Definitions........................................62
   Section 8.04    Amendment..................................................63
   Section 8.05    Waiver.....................................................63
   Section 8.06    Headings; Intepretation....................................63
   Section 8.07    Severability...............................................64
   Section 8.08    Entire Agreement...........................................64
   Section 8.09    Assignment.................................................64
   Section 8.10    Parties in Interest........................................64
   Section 8.11    Failure or Indulgence Not Waiver; Remedies Cumulative......64
   Section 8.12    Governing Law; Jurisdiction................................65
   Section 8.13    Counterparts...............................................65
   Section 8.14    Waiver of Jury Trial.......................................65
   Section 8.15    Performance of Guarantee...................................65

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 12, 2001, between Tyco Acquisition Corp. XIX (NV) ("Acquiror"), a Nevada corporation and a direct, wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("Guarantor"), and The CIT Group, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

      WHEREAS, the Boards of Directors of Acquiror and the Company have each determined that it is advisable and in the best interests of their respective stockholders, and consistent with and in furtherance of their respective business strategies and goals, for Guarantor to acquire the Company through the merger of the Company with and into Acquiror upon the terms and subject to the conditions set forth herein;

      WHEREAS, in furtherance of such combination, the Boards of Directors of Acquiror and the Company have each approved and adopted this Agreement providing for the merger (the "Merger") of the Company with and into Acquiror in accordance with the applicable provisions of the Nevada General Corporation Law (the "NGCL") and the Delaware General Corporation Law (the "DGCL") and upon the terms and subject to the conditions set forth herein;

      WHEREAS, Acquiror and the Company intend that (i) the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the "Code"), (ii) by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Sections 354 and 361 of the Code and (iii) that the transactions contemplated by this Agreement be undertaken pursuant to such plan;

      WHEREAS, pursuant to the Merger, each outstanding share of the Company's common stock, par value $0.01 per share (the "Company Common Stock" and each such share, a "Share"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein;

      WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company's willingness to enter into this Agreement, Guarantor has agreed fully and unconditionally to guarantee the representations, warranties, covenants, agreements and other obligations of Acquiror in this Agreement (the "Guarantee"); and

      WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Acquiror's willingness to enter into the Agreement, Acquiror has entered into a stock purchase agreement (the "Stock Purchase Agreement") with The Dai-Ichi Kangyo Bank, Ltd. (the "Stockholder"), which is the owner of approximately 26.8% of the outstanding Shares, pursuant to which the Stockholder has agreed to sell, and Acquiror has agreed to purchase, all of such Stockholder's Shares in accordance with the terms thereof;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror and the Company hereby agree as follows:

Definitions:

      "Acquiror" is defined in the preamble.

      "Acquisition Proposal" is defined in Section 4.02(a)(i).

      "Adjusted Option" is defined in Section 5.11(a).

      "affiliates" is defined in Section 8.03(a).

      "Affiliate Plan" is defined in Section 2.11(a).

      "Agreement" is defined in the preamble.

      "Alternative Transaction" is defined in Section 4.02(a).

      "Alternative Transaction Condition" is defined in Section 7.03(b).

      "Articles of Merger" as defined in Section 1.02(a).

      "2000 Balance Sheet" is defined in Section 2.09(a)(i).

      "Benefits Continuation Period" is defined in Section 5.12(a).

      "business day" is defined in Section 8.03(b).

      "Certificate of Merger" is defined in Section 1.02(b).

      "Certificates" is defined in Section 1.06(f).

      "COBRA" is defined in Section 2.11(b)(i).

      "Code" is defined in the recitals.

      "Company" is defined in the preamble.

      "Company Affiliate Agreement" is defined Section 5.05.

      "Company Affiliate Letter" is defined in Section 5.05.

      "Company Charter Documents" is defined in Section 2.02.

      "Company Common Stock" is defined in the recitals.

      "Company Disclosure Schedule" is defined in Section 2.01.


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

      "Company Employee" is defined in Section 5.12(a).

      "Company Employee Plans" is defined in Section 2.11(a).

      "Company ESPP" is defined in Section 1.06(c).

      "Company Financial Advisor" is defined in Section 2.18.

      "Company Financing Agreement" is defined in Section 2.06(a).

      "Company Intellectual Property Assets" is defined in Section 2.19(a).

      "Company Permits" is defined in Section 2.06(b).

      "Company Preferred Stock" is defined in Section 2.03.

      "Company SEC Documents" is defined in Section 2.03.

      "Company Stock Options" is defined in Section 1.06(c).

      "Company Stock Option Plans" is defined in Section 1.06(c).

      "Company Stockholders Meeting" is defined in Section 2.04(c)(iii).

      "Confidentiality Agreement" is defined in section 5.03(a).

      "control" is defined in Section 8.03(c).

      "Covered Persons" is defined in Section 5.06(c).

      "Defined Benefit Plan" is defined in Section 2.11(e).

      "DGCL" is defined in the recitals.

      "D&O Insurance" is defined in Section 5.06(d).

      "DOL" is defined in Section 2.11(a).

      "dollars" or "$" is defined in Section 8.03(d).

      "Effective Time" is defined in Section 1.02.

      "Environmental Claim" is defined in Section 2.17(e)(i).

      "Environmental Health and Safety Laws" is defined in Section 2.05(c)(i).

      "Environmental Laws" is defined in Section 2.17(e)(ii).

      "ERISA" is defined in Section 2.11(a).

      "Exchange Act" is defined in Section 2.05(a)(iii).

      "Exchange Agent" is defined in Section 1.07(a).

      "Exchange Ratio" is defined in Section 1.06(a)(i).

      "Exchangeco" is defined in Section 1.06(a)(ii).

      "Exchangeco Documents" is defined in Section 1.06(a)(ii).

      "Exchangeco Shares" is defined in Section 1.06(a)(ii).

      "Expenses" is defined in Section 7.03(b).

      "Fee" is defined in Section 7.03(b).

      "GAAP" is defined in Section 2.07(b).

      "Governmental Authority" is defined in Section 2.05(c).

      "Guarantee" is defined in the recitals.

      "Guarantor" is defined in the preamble.

      "2000 Guarantor Balance Sheet" is defined in Section 3.08(i).

      "Guarantor Charter Documents" is defined in Section 3.01(a).

      "Guarantor Common Shares" is defined in Section 1.06(a)(i).

      "Guarantor Permits" is defined in Section 3.05.

      "Guarantor Preference Shares" is defined in Section 3.02(a).

      "Guarantor SEC Documents" is defined in Section 3.05.

      "HSR Act" is defined in Section 2.05(c)(i).

      "Indemnified Parties" is defined in section 5.06(b).

      "Intellectual Property Assets" is defined in Section 2.19(a).

      "IRS" is defined in Section 2.11(b)(vi).

      "ISO" is defined in Section 2.11(c)(i).

      "knowledge" is defined in Section 8.03(e).

      "Material Adverse Effect" is defined in Section 8.03(f).

      "Material Agreement" is defined in Section 3.04(b).

      "Materials of Environmental Concern" is defined in Section 2.17(e)(iii).

      "Merger" is defined in the recitals.

      "Merger Consideration" is defined in Section 1.07(b).

      "NGCL" is defined in the recitals.

      "Non-U.S. Monopoly Laws" is defined in Section 2.05(c).

      "NYSE" is defined in Section 1.06(f).

      "Ordinary Course Finance Agreements" is defined in Section 2.03.

      "PBGC" is defined in Section 2.11(b)(ix).

      "PCBs" is defined in Section 2.17(d).

      "person" is defined in Section 8.03(g).

      "Post-1997 Company SEC Documents" is defined in Section 2.07(a).

      "Post-1998 Guarantor SEC Documents" is defined in Section 3.06(a).

      "Proxy Statement/Prospectus" is defined in Section 2.13(a)(ii).

      "Registration Statement" is defined in Section 3.10(a)(i).

      "Regulatory Agency" is defined in Section 2.07(c).

      "Regulatory Agreement" is defined in Section 2.14(b).

      "Regulatory Approvals" is defined in Section 2.05(c)(ii).

      "SEC" is defined in Section 2.03.

      "Securities Act" is defined in Section 2.05(c)(i).

      "Share" is defined in the recitals.

      "significant subsidiary" is defined in Section 8.03(h).

      "Special Voting Stock" is defined in Section 1.06(a)(iii).

      "Stock Purchase Agreement" is defined in the recitals.

      "Stockholder" is defined in the recitals.

      "subsidiary" or "subsidiaries" is defined in Section 8.03(i).

      "Subsidiary Documents" is defined in Section 2.02.

      "Surviving Corporation" is defined in Section 1.01.

      "Tax" is defined in Section 2.16(b).

      "Tax Return" is defined in Section 2.16(b).

      "Terminating Breach" is defined in Section 7.01(h).

      "Terminating Change" is defined in Section 7.01(g).

      "Terminating Misrepresentation" is defined in Section 7.01(f).

      "Third Party" is defined in Section 4.02(a).

      "Third Party Intellectual Property Assets" is defined in Section 2.19(c).

                                   ARTICLE I

                                   THE MERGER

      Section 1.01 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the NGCL and the DGCL, the Company shall be merged with and into Acquiror, the separate corporate existence of the Company shall cease, and Acquiror shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation").

      Section 1.02 Effective Time. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by
(a) filing articles of merger as contemplated by the NGCL (the "Articles of Merger") and (b) filing a properly executed agreement or certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), each, together with any required related certificates, with the Secretaries of State of the States of Nevada and Delaware, as appropriate, in such forms as required by, and executed in accordance with the relevant provisions of, the NGCL and the DGCL, respectively. The Merger shall become effective at the time of the later to occur of such filings or at such later time, which will be as soon as reasonably practicable, specified in the Articles of Merger and the Certificate of Merger (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY, unless another time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

     Section 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, the Certificate of Merger and the applicable provisions of the NGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquiror shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquiror shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.04 Articles of Incorporation; By-laws. (a) Subject to Section 5.06, at the Effective Time, the Articles of Incorporation of the Acquiror, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation (other than that the name of the Surviving Corporation reflected in such Articles of Incorporation shall be The CIT Group, Inc.) until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation.

      (b) Subject to Section 5.06, at the Effective Time, the By-laws of Acquiror, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended.

      Section 1.05 Directors and Officers. The directors of Acquiror immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

      Section 1.06 Effect on Securities, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or the holders of any securities of the Company:

      (a) Conversion of Securities. (i) Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b)) shall be converted, subject to Sections 1.06 (e) and (f), into the right to receive from Acquiror 0.6907 (such fraction, the "Exchange Ratio") of a fully paid and nonassessable common share of Guarantor, par value U.S. $0.20 per share (the "Guarantor Common Shares").

      (ii) Each share in the non-voting class of exchangeable shares (the "Exchangeco Shares") of CIT Exchangeco Inc., a wholly-owned subsidiary of the Company formed under the laws of the province of Nova Scotia ("Exchangeco"), shall remain outstanding, and the provisions attaching thereto, the Exchangeable Share Support Agreement in respect thereof, dated November 15, 1999, between the Company, 3026192 Nova Scotia Company and Exchangeco and the Voting and Exchange Trust Agreement in respect thereof, dated November 15, 1999, between the Company, Exchangeco and Montreal Trust Company of Canada (collectively, the "Exchangeco Documents"), shall each be modified as required pursuant to the terms thereof to provide that, from and after the Effective Time, each Exchangeco Share shall be exchangeable, subject to Sections 1.06(e) and (f), for a fraction of a Guarantor Common Share equal to the Exchange Ratio, and the foregoing fraction of a Guarantor Common Share shall be substituted for shares of Company Common Stock for all other purposes under the Exchangeco Documents.

      (iii) The Special Voting Stock of the Company (the "Special Voting Stock") shall be converted into a special voting preference share of Guarantor, having the designations, powers, preferences, rights, qualifications and limitations substantially similar to the designations, powers, preferences, rights, qualifications and limitations of the Special Voting Stock.

      (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Guarantor, Acquiror or any direct or indirect, wholly-owned subsidiary of the Company or Guarantor immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

      (c) Stock Options; Employee Stock Purchase Plan. At the Effective Time, all options ("Company Stock Options") to purchase Company Common Stock then outstanding, whether under the Company's Long-Term Equity Compensation Plan, the Company's Transition

Option Plan or otherwise (together, the "Company Stock Option Plans"), shall be treated in accordance with Section 5.11 of this Agreement. Rights to purchase shares of Company Common Stock outstanding under any employee stock purchase or restricted stock plan or any similar U.S. or non-U.S. plan (collectively, the "Company ESPP") shall be treated as set forth in Section 5.11 of this Agreement. Any rights to purchase Company Common Stock under the Company's 401(k) plans shall be treated as set forth in Section 5.12 of this Agreement.

      (d) Capital Stock of Acquiror. Each share of common stock, $0.01 par value per share, of Acquiror issued and outstanding immediately prior to the Effective Time shall constitute one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Acquiror common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

      (e) Adjustments to Exchange Ratio, Etc. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Guarantor or the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio, the Merger Consideration and any other amounts payable pursuant to the Merger or otherwise pursuant to this Agreement shall be appropriately adjusted.

      (f) Fractional Shares. No certificates or scrip representing less than one Guarantor Common Share shall be issued in exchange for Shares or Exchangeco Shares upon the surrender for exchange of a certificate which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") or upon surrender for exchange of a certificate representing Exchangeco Shares. In lieu of any such fractional share, each holder of Shares or Exchangeco Shares who would otherwise have been entitled to a fraction of a Guarantor Common Share upon surrender of Shares or Exchangeco Shares for exchange shall be paid upon such surrender (and after taking into account all certificates surrendered by such holder) cash (without interest) in an amount equal to such fraction multiplied by the closing price of the Guarantor Common Shares on the New York Stock Exchange (the "NYSE"), as reported by Bloomberg Financial Markets (or if such service is unavailable, a service providing similar information selected by Acquiror and the Company) on the trading day immediately preceding the date of the Effective Time, in the case of the Shares, or the trading day immediately preceding the date of surrender, in the case of the Exchangeco Shares.

      Section 1.07 Exchange of Shares. (a) Exchange Agent. Acquiror shall cause to be supplied to or for such bank or trust company as shall be designated by Acquiror and shall be reasonably acceptable to the Company (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, as needed for exchange and payment in accordance with this Section 1.07 through the Exchange Agent, certificates evidencing the Guarantor Common Shares issuable pursuant to Section 1.06(a), the cash to be paid in lieu of fractional shares in exchange for outstanding Shares pursuant to Section 1.06(f) and the cash or other property in respect of any dividends or other distributions payable pursuant to Section 1.07(c).


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

      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquiror will cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Guarantor Common Shares and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor solely (A) certificates evidencing that number of whole Guarantor Common Shares which such holder has the right to receive in accordance with Section 1.06(a) in respect of the Shares formerly evidenced by such Certificate and (B) cash in respect of fractional shares as provided in Section 1.06(f) (the Guarantor Common Shares and cash in respect of fractional shares being referred to, collectively, as the "Merger Consideration"), except that Shares held at the Effective Time in book-entry form shall be exchanged for Merger Consideration in accordance with the customary procedures of the Depository Trust Company.

      The holder of each Certificate, upon its exchange for Guarantor Common Shares, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 1.07(c). Certificates surrendered shall forthwith be canceled following the Effective Time. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration, dividends and distributions may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of full Guarantor Common Shares, and cash in respect of fractional shares, into which such Shares shall have been so converted.

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Guarantor Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Guarantor Common Shares such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of Section 1.07(b). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Guarantor Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Guarantor Common Shares.

      (d) Transfers of Ownership. If any certificate for Guarantor Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Guarantor Common Shares in any name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

      (e) Escheat. Neither Acquiror nor the Company nor any of their respective affiliates shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (f) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, and from any cash dividends or other distributions that the holder is entitled to receive under Section 1.07(c), such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration and other such amounts payable under Section 1.07(c) that are withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

      (g) Undistributed Certificates. Any portion of the certificates evidencing the Guarantor Common Shares, the cash to be paid in lieu of fractional shares and the cash or other property in respect of dividends or other distributions supplied to the Exchange Agent which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 1.07 shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration and any dividends or distributions with respect to Guarantor Common Shares.

      Section 1.08 Stock Transfer Books. At the close of business on the date of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

      Section 1.09 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      Section 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration and any dividends or other distributions as may be required pursuant to this Article I; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Guarantor, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      Section 1.11 Tax Consequences. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

      Section 1.12 Taking of Necessary Action; Further Action. Each of Acquiror and the Company will take, and cause their affiliates to take, all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquiror, the officers and directors of the Company and Acquiror immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Acquiror as follows:

      Section 2.01 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A list of all subsidiaries of the Company together with the jurisdiction of organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company (in the case of any non-U.S. subsidiaries, without giving effect to any qualifying share ownerships of less than 1%) is contained in Section 2.01 of the written disclosure schedule previously delivered by the

Company to Acquiror (the "Company Disclosure Schedule"). Except as set forth in
Section 2.01 of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which interest the Company or a subsidiary has invested (and currently owns) or is required to invest $10,000,000 or more, excluding securities in any publicly-traded company held for investment by the Company and comprising less than five-percent of the outstanding stock of such company.

      Section 2.02 Certificate of Incorporation and By-laws. The Company has heretofore made available to Acquiror a complete and correct copy of its Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, each as amended to date (the "Company Charter Documents"), and will make available to Acquiror, as promptly as practicable, the Certificate of Incorporation and By-laws (or equivalent organizational documents) of each of its subsidiaries reasonably requested by Acquiror (the "Subsidiary Documents"). All such Company Charter Documents and Subsidiary Documents are in full force and effect, except in the case of Subsidiary Documents where the failure to be in full force and effect would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents, except for violations of the documents which do not and are not reasonably likely to materially interfere with the operations of such entity.

      Section 2.03 Capitalization. The authorized capital stock of the Company consists of 1,210,000,000 shares of the Company Common Stock and 50,000,000 shares of Preferred Stock, $0.01 par value per share (the "Company Preferred Stock"), of which one (1) share has been designated as Special Voting Stock. As of March 12, 2001, (i) 250,649,657 shares of the Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable (excluding treasury shares which are issued but not outstanding, all of which are not entitled to vote) and none of which were issued in violation of preemptive or similar rights, (ii) no shares of the Company Common Stock were held by subsidiaries of the Company, (iii) one share of Company Special Voting Stock was issued and outstanding, duly authorized, validly issued, fully paid and nonassessable, (iv) 11,248,111 Exchangeco Shares (which are the capital stock of Exchangeco) were issued and outstanding all of which are duly authorized, validly issued, fully paid and nonassessable, (v) 11,248,111 shares of the Company Common Stock were reserved for the exchange of the Exchangeco Shares, (vi) 23,276,689 shares of the Company Common Stock were reserved for existing grants and 5,623,311 shares were reserved for future grants pursuant to the Company Option Plans, and (vii) 639,525 shares of the Company Common Stock were reserved and available for future issuance pursuant to the Company ESPP and the Company's 401(k) plans. Other than the Special Voting Stock, there are no outstanding shares of Company Preferred Stock. Except as set forth in Section 2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred since March 12, 2001, except for changes resulting from the exercise or termination of Company Stock Options or for purchases pursuant to the Company ESPP or the Company's 401(k) plans or the conversion of Exchangeco Shares. Except as set forth in Section 2.01, this Section 2.03 or
Section 2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure

Schedule or the Company SEC Documents, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including, without limitation, registration rights) binding on the Company or any of its subsidiaries relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries, directly or indirectly, to issue, sell or register any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of the Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable.

      Except as set forth in Section 2.03 of the Company Disclosure Schedule or the reports, schedules, forms, statements, registration statements, proxy statements and other documents filed by the Company with the Securities and Exchange Commission ("SEC") since December 31, 1999 and prior to the date of this Agreement, including those incorporated therein by reference prior to the date of this Agreement (the "Company SEC Documents"), there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the capital stock of any subsidiary. Except as set forth in Section 2.03 of the Company Disclosure Schedule or the Company SEC Documents, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than financing or lending arrangements of the Company or any of its subsidiaries as a lender or a financing provider entered into in the ordinary course of business (the "Ordinary Course Finance Agreements") and guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Section 2.01 or 2.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

      Section 2.04 Authority Relative to This Agreement.

      (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the Company's stockholders in accordance with the DGCL and the Company Charter Documents and the Exchangeco Documents and the filing and recording of appropriate merger documents as required by the NGCL and the DGCL).

      (b) The provisions of Section 203 of the DGCL will not apply to the Merger.

     (c) As of the date hereof, the Board of Directors of the Company has (i) determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (ii) adopted this Agreement in accordance with the applicable provisions of the DGCL and (iii) recommended the adoption of this Agreement by holders of the Company Common Stock and directed that this Agreement be submitted for consideration by the Company's stockholders at the meeting of the stockholders of the Company to consider the Merger Agreement (the "Company Stockholders Meeting"). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Guarantor and Acquiror of this Agreement and the Guarantee hereof, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      Section 2.05 Material Contracts; No Conflict; Required Filings and Consents. (a) Subject to the following sentence, Section 2.05(a) of the Company Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany and Ordinary Course Finance Agreements, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit (to which the Company or any subsidiary is the responsible party), equipment leases or lease purchase agreements, each in an amount equal to or exceeding $25,000,000 to which the Company or any of its subsidiaries is a party or by which any of them is bound;
(ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding Ordinary Course Finance Agreements and contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contract, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company or any of its subsidiaries of less than $25,000,000 over the term of such contract, commitment, agreement, or other understanding or arrangement; and (iii) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations thereunder (the "Exchange Act") but have not been so filed with the SEC. With regard to agreements for licensing or royalty arrangements, the threshold referred to in clause (ii) of the preceding sentence shall be measured on an annual basis.

      (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) conflict with or violate the Subsidiary Documents or any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company or any of its subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative or regulatory authority, U.S. and non-U.S. (each, a "Governmental Authority"), except (i) (I) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the "Securities Act"), (II) the Exchange Act, (III) for applicable requirements, if any, under state securities laws and of the securities commissions or similar regulatory authorities in the provinces and territories of Canada, (IV) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (V) the Toronto Stock Exchange and the NYSE; (VI) filings and consents under any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Non-U.S. Monopoly Laws"), including, without limitation, filings and consents under the Canadian Competition Act, as amended, and/or with the Canadian Competition Bureau; (VII) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement ("Environmental, Health and Safety Laws"); and (VIII) the filing and recordation of appropriate merger or other documents as required by the NGCL and the DGCL, (ii) (I) for the filing of applications and notices, as applicable, with the U.S. federal and state regulatory authorities governing banking, consumer and commercial finance, mortgage lending and insurance, (II) the filing of applications and notices, as applicable, with federal housing related authorities, and the approval of such applications by such authorities, and (III) the filing of applications and notices, as applicable, with foreign governmental authorities (including, without limitation, in Canada and Japan) regulating banking, consumer and commercial finance, mortgage lending and insurance in the foreign jurisdictions in which the Company operates its business or to which it is otherwise subject, and the approval of such applications by such authorities (all of the foregoing in this clause (ii), collectively, the "Regulatory Approvals") (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iv) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company. All material Regulatory Approvals which, to the knowledge of the Company, are applicable to the Merger and the transactions contemplated hereby and thereby are set forth in Section 2.05(c) of the Company Disclosure Schedule. As of the date hereof, the Company knows of no reason why all Regulatory Approvals should not be timely obtained.

      Section 2.06 Compliance; Permits. (a) Except as set forth in Section 2.06(a) of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries is (or has been as a result of which it could reasonably be expected now or in the future to have material liability) in conflict with, or in breach, default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, (ii) any note, bond, debenture, indenture, credit agreement or facility or commercial paper facility pursuant to which the Company or any of its subsidiaries has or may incur indebtedness for borrowed money (a "Company Financing Agreement") or any security, pledge, mortgage or trust agreement or arrangement in respect of any Company Financing Agreement or (iii) any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected (including any note, bond, debenture, indenture, credit agreement or facility or commercial paper facility not included in clause
(ii) above or any security, pledge, mortgage or trust agreement or arrangement in respect of any of the foregoing), except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      (b) Except as set forth in Section 2.06(b) of the Company Disclosure Schedule or the Company SEC Documents, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the "Company Permits"), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, and have not failed to comply therewith as a result of which they would reasonably be expected to have liability now or in the future, except as described in the Company SEC Documents or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      Section 2.07 SEC Filings; Financial Statements; Regulatory Filings. (a) Except as set forth in Section 2.07 of the Company Disclosure Schedule, the Company has filed all reports, schedules, forms, statements and other documents (including all exhibits to the Company SEC Documents) required to be filed with the SEC since December 31, 1997 (the "Post-1997 Company SEC Documents"). Except as disclosed in Section 2.07 of the Company Disclosure Schedule or the Company SEC Documents, such reports, schedules, forms, statements and other documents
(i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 2.07 of the Company Disclosure Schedule, none of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC. To the Company's knowledge, no investigation by the SEC with respect to the Company or any of its subsidiaries is pending or threatened, except as disclosed in the Company SEC Documents.

      (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Post-1997 Company SEC Documents was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Post-1997 Company SEC Documents), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that for purposes of the foregoing representation, the unaudited interim financial statements (i) shall be read in conjunction with the Company's consolidated financial statements contained in the Company's 1999 Annual Report on Form 10-K, and (ii) were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

      (c) Except as set forth in Section 2.07 of the Company Disclosure Schedule, the Company and each of its subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997, with (i) the Board of Governors of the Federal Reserve System, (ii) the Federal Deposit Insurance Corporation, (iii) any U.S. state banking commission, any other non-U.S. state regulatory authorities or any comparable regulatory authorities and (iv) any self-regulatory organization (each, a "Regulatory Agency"), and have paid all material fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its subsidiaries, and except as set forth in Section 2.07(c) of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or investigation or, to the knowledge of the Company, threatened any investigation into the business or operations of the Company or any of its subsidiaries since December 31, 1997, except for such proceedings or investigations which would not, reasonably be expected individually or in the aggregate, to have a Material Adverse Effect.

      Section 2.08 Absence of Certain Changes or Events. Except as set forth in
Section 2.08 of the Company Disclosure Schedule or the Company SEC Documents, since September 30, 2000, the Company has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances , including any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Company Charter Documents; (iii) any material changes to any Company Employee Plans or other employee benefit arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or the extension of coverage under any such plans, arrangements or agreements to new groups of employees or other individuals; (iv) any material change by the Company in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date of this Agreement); or (v) other than in the ordinary course of business, any sale of a material amount of assets of the Company. Certain recent financial results are as represented in Section 2.08 of the Company Disclosure Schedule.

      Section 2.09 No Undisclosed Liabilities; Certain Assets.

      (a) Except as set forth in Section 2.09 of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of September 30, 2000, included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (the "2000 Balance Sheet"), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2000 Balance Sheet, (iii) incurred since September 30, 2000 in the ordinary course of business, (iv) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby or (v) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      (b) The allowances for loan, credit and lease losses contained in the financial statements contained in the Company SEC Documents were reasonably established in accordance with good business judgment and industry practice and with past practices and experiences of the Company and its subsidiaries, and the reserve for credit losses shown on the 2000 Balance Sheet is adequate in all material respects to provide for possible losses on loans, leases and credit commitments outstanding as of the date of such balance sheet.

      (c) Except as may be set forth in Section 2.09(c) of the Company Disclosure Schedule or with respect to which adequate reserves are reflected in the financial statements contained in the Company SEC Documents, (i) the loans, credit commitments and leases shown on the Company financial statements contained in the Company SEC Documents or which were entered into after the date of the 2000 Balance Sheet were or will be made in all material respects in the ordinary course of business in accordance with good business judgment and industry practice and are not or will not be subject to any material defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury, truth-in-lending or similar laws, except as may be provided by bankruptcy, insolvency or similar laws governing the remedies of creditors or by general principles of equity as to the enforcement of equitable remedies, (ii) the notes, leases or other evidences of indebtedness or obligation evidencing such loans, credit commitments and leases and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, valid, true and genuine and what they purport to be, adequate to evidence the rights and obligations of the parties and enforceable in accordance with their terms and (iii) the Company and its subsidiaries have complied and will, prior to the Effective Time, comply with all laws and regulations relating to such loans, credit commitments and leases (including without limitation any usury, truth-in-lending or similar laws) or to the extent, if any, there has not been such compliance, such failure to comply both
(x) is not material to the Company and (y) will not materially interfere with the timely collection of any material amount of such loans or the timely enforcement of the rights to payment of the Company or any subsidiary with respect to any material amount of such credit commitments or leases.

     Section 2.10 Absence of Litigation. Except as set forth in Section 2.10 or
Section 2.19(c) of the Company Disclosure Schedule or the Company SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      Section 2.11 Employee Benefit Plans; Employment Agreements. (a) "Company Employee Plans" shall mean all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), all non-U.S. non-statutory plans and all other U.S. and non-U.S. non-statutory bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, currently in effect or currently being maintained or administered for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of the Company or a subsidiary of the Company. The term "Affiliate Plan" shall mean any other such plan, program or arrangement with respect to which the Company or any subsidiary of the Company has or could reasonably be expected to have any liability, either as a member of a controlled group of corporations or trades or businesses as defined under
Section 414 of the Code and comparable provisions of ERISA, or by contractual arrangement. Section 2.11(a) of the Company Disclosure Schedule lists each Company Employee Plan and each Affiliate Plan. The Company shall indicate on such Company Disclosure Schedule each material plan which contains a change of control provision. With respect to each Company Employee Plan listed in Section 2.11(a) of the Company Disclosure Schedule, the Company has provided or made available to Acquiror, or will provide or make available as soon as practicable, but in no event later than thirty (30) days after the date hereof copies of (i) each such written Company Employee Plan (or a written description in English of any Company Employee Plan which is not written and, with respect to Company Employee Plans which are non-statutory defined benefit or defined contribution pension plans covering fifty (50) or more participants, a written description in English of any such plan that is written in a language other than English) and any related trust agreement, insurance and other contract (including a policy), the most recently prepared summary plan description, summary of material modifications the substance of which is not already incorporated in the corresponding summary plan description, and communications distributed to plan participants that could reasonably be expected to materially modify the terms of any Company Employee Plan, whether through information actually conveyed in the communication or a failure to convey information, (ii) the three most recent annual reports on Form 5500 series (or equivalent filing with respect to non-U.S. plans), with accompanying schedules and attachments, filed with respect to each U.S. or non-U.S. non-statutory Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation, if any, for each Company Employee Plan and Affiliate Plan subject to Title IV of ERISA and all non-U.S. pension and post-retirement welfare plans, or, with respect to any non-U.S., non-statutory defined benefit or defined contribution plan for which a current valuation report is not reasonably available within thirty (30) days of the date hereof, reasonable access to an actuary or other professional with knowledge of such plan's liabilities and funding level within such 30-day period, (iv) the latest reports which have been filed with the Department of Labor ("DOL") to satisfy the alternative method of compliance for pension plans for certain selected employees pursuant to DOL regulation Section 2520.104-23 and (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

      (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, (i) none of the Company Employee Plans or Affiliate Plans promises or provides medical or other welfare benefits to any director, officer, employee or consultant (or any of their beneficiaries) after their service with the Company or its subsidiary or affiliate terminates, other than as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA ("COBRA"), or any similar state laws; (ii) none of the Company Employee Plans or Affiliate Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA and no non-U.S. Company Employee Plan is a multiemployer plan and no Company Employee Plan or Affiliate Plan has incurred any withdrawal liability that remains unsatisfied and the transactions contemplated herein will not result in the assessment of any withdrawal liability; (iii) neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any other party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975 of the Code) has engaged in a transaction with respect to any Company Employee Plan or Affiliate Plan which could subject the Company or any subsidiary, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code which would reasonably be expected to have a Material Adverse Effect; (iv) neither the Company nor any of its executives, nor to the Company's knowledge, any other fiduciary of any of the Company Employee Plans has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA that would reasonably be expected to have a Material Adverse Effect; (v) all Company Employee Plans and, to the knowledge of the Company, all Affiliate Plans have been established and maintained in accordance with their terms and have been operated in compliance in all material respects with the requirements of applicable law except as would not reasonably be expected to result in a Material Adverse Effect (including, but not limited to, to the extent applicable, the notification and other requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998); (vi) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS"), and nothing has occurred which may reasonably be expected to impair such determination, taking into account available correction programs; (vii) all contributions required to be made with respect to any Company Employee Plan (whether pursuant to the terms of such plan, Section 412 of the Code, any collective bargaining agreement, insurance contract or policy, or otherwise) have been made on or before their due dates (including any extensions thereof) or were not materially delayed beyond their due dates and all appropriate correcting actions were taken with respect to such delay; (viii) with respect to each Company Employee Plan and Affiliate Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to which the Company or one of its subsidiaries has any outstanding liability and no Company action has occurred that resulted or will result in any liability for any non-U.S. Company Employee Plan;

(ix) none among the Company or any subsidiary thereof has incurred (or could reasonably be expected to incur) any liability that remains unsatisfied, or reasonably expects to incur any liability, under Title IV of ERISA with respect to either a Company Employee Plan or an Affiliate Plan including, without limitation, with respect to an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course); (x) other than routine claims for benefits made in the ordinary course of the operation of the Company Employee Plans, except as would not reasonably be expected to result in a Material Adverse Effect there are no pending or to the Company's knowledge threatened, claims, investigations or causes of action with respect to any U.S. or non-U.S. non-statutory Company Employee Plan or Affiliate Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Company or any subsidiary of the Company, any Company director, officer or employee, any Company Employee Plan, or Affiliate Plan or any fiduciary of a Company Employee Plan or Affiliate Plan; and (xi) to the best of the Company's knowledge, each Company Employee Plan that provides for the provision of post-termination or post-retirement welfare benefits may by its terms be amended or terminated at any time subject to applicable law.

      (c) The Company shall provide, no later than thirty (30) days after the date hereof, a true and complete list of each current or former employee, consultant, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the exercise price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted or subject to performance-based vesting; and (iii) any other award or right (including share units), directly or indirectly, to receive Company Common Stock (or any other unit of Company equity) or any amount payable by reference to Company Common Stock (or any other unit of Company equity), other than under tax-qualified or tax-conditioned plans, together with the number of shares of Company Common Stock (or any other unit of Company equity) subject to such right.

      (d) To the extent not already included and so labeled in Section 2.11(a) or such other section of the Company Disclosure Schedule as is specifically referenced in Section 2.11(d) of the Company Disclosure Schedule, no later than thirty (30) days from the date hereof the Company shall provide a true and complete (i) list of all material outstanding agreements with any consultants who provide services to the Company or any of its subsidiaries; (ii) list of all material agreements with respect to the services of independent contractors or leased employees who provide services to the Company or any of its subsidiaries, whether or not they participate in any of the Company Employee Plans; (iii) description of any situation in which a material portion of the workforce of a component of the Company or its subsidiaries, whether such component is a subsidiary, unit, work location, line of business or otherwise, is composed of non-common law employees, whether consultants, independent contractors or otherwise, which description shall include, if applicable, representative samples of agreements with such non-common law employees; and (iv) list of all worker council agreements of the Company or any of its subsidiaries with or relating to its employees. Section 2.11(d) of the Company

Disclosure Schedule shall indicate which, if any, of such agreements includes a change in control provision.

      (e) Except as set forth in Section 2.11(e) of the Company Disclosure
Schedule: (i) the PBGC has not instituted proceedings to terminate any Company Employee Plan or, to the knowledge of the Company, an Affiliate Plan, that is subject to Title IV of ERISA (each, a "Defined Benefit Plan"); (ii) no Defined Benefit Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code, nor have any extensions of any amortization period within the meaning of Section 412 of the Code or Section 302 of ERISA been applied for with respect thereto; (iii) since the date of the most recent actuarial report prepared by each such plan's actuary with respect to that plan's most recently completed fiscal year, to the knowledge of the Company, nothing has occurred that would materially adversely affect the funding status of such plan; (iv) all applicable premiums required to be paid to the PBGC with respect to the Defined Benefit Plans have been paid; and (v) no facts or circumstances exist with respect to any Defined Benefit Plan which would give rise to a material lien on the assets of the Company under Section 4068 of ERISA or otherwise; provided that neither clause (iii) nor clause (iv) shall apply to any event or occurrence that would not reasonably be expected to have a Material Adverse Effect.

      (f) Since December 31, 1999, neither the Company nor any of its subsidiaries has announced, proposed or agreed to any increase in benefits under any Company Employee Plan (or to the creation or implementation of new benefits or new plans), any change in employee coverage which would increase the expense of maintaining any Company Employee Plan, or the grant of any Company Stock Options or other equity based awards or benefits that has not been disclosed to Guarantor (with copies of any relevant documents provided to Guarantor) no later than thirty (30) days from the date hereof.

      (g) Except as set forth in this Agreement or as set forth in Section 2.11 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or bonus payments or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company, (ii) result in any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of the Company, or (iii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of the Company.

      (h) Except as set forth in Section 2.11(h) of the Company Disclosure Schedule and as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, each non-U.S. Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to registered or qualified plans with which such non-U.S. Company Employee Plan is intended to qualify), has been maintained in good standing with applicable regulatory authorities and has sufficient assets (in a trust or other separate fund) to satisfy all of its liabilities. Except as set forth on Section 2.11(h) of the Company Disclosure Schedule, since the date of the most recent actuarial report prepared by each such plan's actuary with respect to that plan's most recently completed fiscal year, nothing has occurred that would materially adversely affect the funding status of such plan other than the effects of general market conditions.

      (i) Except as set forth in Section 2.11(i) of the Company Disclosure Schedule and as would not reasonably be expected to have a Material Adverse Effect, there are no complaints, charges or claims against the Company or any of its subsidiaries pending or threatened to be brought by or filed with any governmental authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee, and to the knowledge of the Company no conditions exist under which the Company or any of its subsidiaries could incur any such liability.

      (j) Except as set forth in Section 2.11(j) of the Company Disclosure Schedule, each Company Employee Plan that provides for deferred compensation and is not qualified under Section 401(a) of the Code is fully funded through a rabbi trust, insurance policy or otherwise.

      Section 2.12 Employment and Labor Matters. Except as set forth in Section 2.11(b) or Section 2.12 of the Company Disclosure Schedule or the Company SEC
Documents:

      (a) Each of the Company and its subsidiaries is in compliance, and has not failed to be in compliance as a result of which it could reasonably be expected now or in the future to have liability, with all applicable U.S. and non-U.S. laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company or any of its subsidiaries including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental Authority, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      (b) There is no litigation, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees which in each case would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      (c) Neither the Company nor any of its subsidiaries is a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries.

      (d) Neither the Company nor any of its subsidiaries is in breach of any U.S. or non-U.S. collective bargaining agreement or labor union contract, or has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

      Section 2.13 Registration Statement; Proxy Statement/Prospectus.

      (a) Subject to the accuracy of the representations of Acquiror in Section 3.10:

      (i) the information supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and

      (ii) the information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is filed with the SEC or first mailed to stockholders or at the time of the Company Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.

      (b) If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Acquiror.

      (c) The Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act and the Exchange Act.

      (d) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Guarantor or Acquiror which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Proxy Statement/Prospectus.

      Section 2.14 Restrictions on Business Activities; Agreement with Regulatory Agencies. (a) Except for this Agreement or as set forth in Section 2.14(a) of the Company Disclosure Schedule or the Company SEC Documents, to the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries, or restricting any transactions (including payment of dividends and distributions) between the Company and its subsidiaries, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      (b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not listed in Section 2.14(b) of the Company Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business. None of the Company or any of its subsidiaries has been advised by any Regulatory Agency or other Governmental Authority that it is considering issuing or requesting any Regulatory Agreement.

      Section 2.15 Properties. (a) Except as set forth in Sections 2.15(a) or 2.19(b) of the Company Disclosure Schedule or the Company SEC Documents, the Company and each of its subsidiaries have good title to all of their owned real properties and other owned assets used in their current operations, free and clear of all liens, charges and encumbrances, except (i) liens for taxes not yet due and payable, (ii) such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (iii) liens which secure indebtedness reflected in the 2000 Balance Sheet and identified as such in the Company SEC Documents; and all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      (b) Except as set forth in Section 2.15(b) of the Company Disclosure Schedule or the Company SEC Documents, (i) all buildings, structures, fixtures and other improvements located on and affixed to the real properties of the Company and its subsidiaries are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, and are adequate for the uses to which they are being put and
(ii) each item of tangible personal property of the Company and its subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects and is suitable for immediate use in the ordinary course of business, except, in each case, as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

      Section 2.16 Taxes. Except as set forth in Section 2.16 of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

      (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2000 Balance Sheet have been established or which are being contested in good faith. Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, there are no claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or, to the knowledge of the Company, threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 2000 Balance Sheet have been established or which are being contested in good faith). Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay Taxes shown to be due on any Tax Return. To the best knowledge of the Company, there are no liens for Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. A list of all outstanding powers of attorney enabling any party to represent the Company or any of its subsidiaries with respect to Taxes will be provided to Acquiror as soon as practicable, but in no event later than thirty (30) days after the date hereof. Other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes and except for provisions in agreements for the divestiture of subsidiaries, assets or business lines of the Company or its subsidiaries that require the Company or its subsidiaries (as applicable) to indemnify a purchaser or purchase group for amounts of Taxes of the Company or its subsidiaries (as applicable) in the nature of sales or similar Taxes incurred as a consequence of any such divestiture transactions), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes.

      (b) For purposes of this Agreement, the term "Tax" shall mean any United States federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

      Section 2.17 Environmental Matters. (a) Except as set forth in Section 2.17(a) of the Company Disclosure Schedule or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are in compliance with the

Environmental Laws, which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

      (b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

      (c) Except as set forth in Section 2.17(c) of the Company Disclosure Schedule or in the Company SEC Documents, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in Section 2.17(d) of the Company Disclosure Schedule or the Company SEC Documents, (i) there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls ("PCBs") or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

      (e) For purposes of this Agreement:

      (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the knowledge of the Company) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, release or threat of release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

      (ii) "Environmental Laws" means, as they exist on the date hereof, all applicable United States federal, state, local and non-United States laws, regulations, codes and ordinances, relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

      (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.

      Section 2.18 Brokers. No broker, finder or investment banker, other than Credit Suisse First Boston Corporation (the "Company Financial Advisor"), the fees and expenses of which will be paid by the Company, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Acquiror a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

      Section 2.19 Intellectual Property

      (a) As used herein, the term "Intellectual Property Assets" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks, copyrights, and registrations and applications therefor, licenses, trade names, Internet domain names, know-how, trade secrets, computer software programs and development tools and proprietary information, technologies and processes, and all documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable only. As used herein, "Company Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

      (b) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all the Company Intellectual Property Assets that are used in the business of the Company and its subsidiaries as currently conducted, without infringing or violating the rights of others.

      (c) Except as disclosed in Section 2.19(c) of the Company Disclosure Schedule, no material claims (i) are currently pending or, to the knowledge of the Company, are threatened by any person with respect to the Company Intellectual Property Assets, or (ii) are currently pending or, to the knowledge of the Company, threatened by any person with respect to the Intellectual Property Assets of a third party (the "Third Party Intellectual Property Assets") to the extent arising out of any manufacture, importation, offer for sale, reproduction or distribution of, or of products or methods covered by, such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

      (d) Except as disclosed in Section 2.19(d) of the Company Disclosure Schedule, to the knowledge of the Company, there are no valid grounds for any bona fide claim to the effect that the offer for sale, sale, licensing or use of any product, system or method now used, offered for sale, sold or licensed or proposed for use, offer for sale, sale, or license by or for the Company or any of its subsidiaries infringes any Third Party Intellectual Property Assets.

      (e) A list of (i) all patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications, material common law trademarks, material trade dress and material slogans, and all trade names owned by the Company and/or each of its subsidiaries worldwide; (iii) all copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide; (iv) all Internet domain name registrations owned by the Company and/or its subsidiaries worldwide; and (v) to the Company's knowledge, all licenses of the Company and/or each of its subsidiaries in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names, copyrights or Internet domain names which are material to the Company or (B) a licensee of any other person's patents, trade names, trademarks, service marks, copyrights or Internet domain names material to the Company except for any licenses of software programs that are commercially available "off the shelf" will be provided to Acquiror as soon as practicable, but in no event later than thirty
(30) days after the date hereof.

      (f) Except as set forth in Section 2.19(f) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications, Internet domain names and licenses used or owned by the Company or its subsidiaries, except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      (g) To the knowledge of the Company, except as set forth in Section 2.19(f) or 2.19(g) of the Company Disclosure Schedule or the Company SEC
Documents: (i) each patent, trademark, service mark and copyright application and registration of the Company and/or each of its subsidiaries is valid, subsisting of record in the Company of such subsidiary, and enforceable and (ii) each material license of the Company Intellectual Property Assets and of any Third Party Intellectual Property Assets used or owned by the Company or its subsidiaries is valid, subsisting in the Company or its subsidiaries, and enforceable.

      (h) Except as set forth in Section 2.19(h) of the Company Disclosure Schedule, to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries.

      Section 2.20 Interested Party Transactions. Except as set forth in Section
2.20 of the Company Disclosure Schedule or the Company SEC Documents or for events as to which the amounts involved do not, in the aggregate, exceed $300,000, since the Company's proxy statement dated March 30, 2000, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      Section 2.21 Insurance. A list of all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries will be provided to Acquiror as soon as practicable, but in no event later than thirty (30) days after the date hereof. Except as set forth in Section 2.21 of the Company Disclosure Schedule, all such policies are with reputable insurance carriers and provide coverage amounts which the Company reasonably believes are both adequate for all normal risks incident to the current business of the Company and its subsidiaries and their respective properties and assets, and appropriate for the businesses currently conducted by the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      Section 2.22 Interest Rate and Foreign Exchange Contracts. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements and foreign exchange contracts to hedge its investments in foreign subsidiaries, whether entered into for the account of the Company or one of its subsidiaries, were entered into in the ordinary course of business and, to the Company's knowledge, in accordance with prudent business and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time, and are valid and binding obligations of the Company or one of its subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy' insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. The Company and each of its subsidiaries have duly performed in all material respect all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      Section 2.23 Compliance With The Foreign Corrupt Practices Act. Since December 31, 1997, none of the Company nor any of its subsidiaries has committed a material violation of the United States Foreign Corrupt Practices Act or any law, rule or regulation of any other jurisdiction to the same effect.

      Section 2.24 Opinion of Financial Advisor. The Board of Directors of the Company has been advised by the Company Financial Advisor to the effect that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to the holders of the Shares, other than the Stockholder.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

      Acquiror hereby represents and warrants to the Company as follows:

      Section 3.01 Organization and Qualification; Subsidiaries. (a) Each of Guarantor and Acquiror is duly incorporated, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. Each of Guarantor and Acquiror is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Acquiror has heretofore made available to the Company true and complete copies of Guarantor's Memorandum of Association and Bye-Laws, as amended to date (the "Guarantor Charter Documents").

      (b) Each subsidiary of Guarantor is an entity duly organized, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of organization, has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. Each subsidiary of Guarantor is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. All of Guarantor's significant subsidiaries and their respective jurisdictions of incorporation are included in the subsidiary list contained in Guarantor's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

      Section 3.02 Capitalization. (a) The authorized capital stock of Guarantor consists of 2,500,000,000 Guarantor Common Shares and 125,000,000 Preference Shares, par value $1.00 per share ("Guarantor Preference Shares"). As of January 26, 2001, (i) 1,752,275,000 Guarantor Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and none of which were issued in violation of preemptive or similar rights, (ii) no Guarantor Preference Shares were outstanding and (iii) no more than 14,000,000 Guarantor Common Shares and no Guarantor Preference Shares were held by subsidiaries of Guarantor. As of December 31, 2000, no more than 180,000,000 Guarantor Common Shares were reserved for issuance upon exercise of stock options issued under Guarantor's stock option plans.

      (b) Except (i) as set forth in Section 3.02(a), (ii) for changes since December 31, 2000 resulting from the exercise of stock options, (iii) for (I) Liquid Yield Option Notes (LYONS) issued by Guarantor or its subsidiary and reflected in the notes to Guarantor's consolidated financial statements included in Guarantor's 2000 Form 10-K and (II) the zero coupon convertible debentures of a subsidiary of Guarantor reported in Guarantor's Current Report on Form 8-K filed February 9, 2001, and changes resulting from the exchange thereof, (iv) for other rights to acquire immaterial (individually or in the aggregate) amounts of Guarantor Common Shares and changes resulting from the exercise thereof, (v) for changes resulting from the grant of stock based compensation to directors or employees or (vi) for changes resulting from the issuance of stock in connection with a merger or other acquisition or business combination or an underwritten public offering or from the issuance of convertible or exchangeable debt securities in an underwritten public offering or in an offering pursuant to Rule 144A under the Securities Act, in each case determined by Guarantor's Board of Directors to be in the best interests of Guarantor and its shareholders and undertaken in compliance with Section 4.03(b), as applicable, there are no outstanding (x) shares of capital stock or voting securities of Guarantor, (y) securities of Guarantor convertible into or exchangeable for shares of capital stock or voting securities of Guarantor or (z) options or other rights to acquire from Guarantor or other obligation of Guarantor to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Guarantor. There are no outstanding obligations of Guarantor or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its equity securities.

      (c) The Guarantor Common Shares to be delivered as Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.

      Section 3.03 Authority Relative to this Agreement. (a) The execution, delivery and performance by Guarantor and Acquiror of this Agreement, and the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor and Acquiror of the transactions contemplated hereby and thereby, as applicable, are within the respective corporate powers of Guarantor and Acquiror and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered and constitutes a valid and binding agreement of Acquiror, enforceable against it in accordance with its terms. The Guarantee has been duly and validly executed and delivered and constitutes a valid and binding agreement of Guarantor enforceable against it in accordance with its terms.

      (b) At a meeting duly called and held, or by written consent in lieu of a meeting, the Board of Directors of Acquiror has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror and its shareholders and (ii) unanimously approved this Agreement and the transactions contemplated hereby. At a meeting duly called and held, Guarantor's Board of Directors has approved the Guarantee and the transactions contemplated thereby and the issuance of the Guarantor Common Shares to be delivered to the Company's stockholders in connection with the Merger.

      Section 3.04 No Conflicts; Required Filings and Consents. (a) The execution, delivery and performance by Acquiror of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor and Acquiror of the Merger and the other transactions contemplated hereby and thereby, as applicable, require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing and recordation of appropriate merger and other documents as required by the NGCL and the DGCL,
(ii) compliance with any applicable requirements of the HSR Act and applicable Non-U.S. Monopoly Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any applicable state securities laws, the Toronto Stock Exchange, the NYSE, the Bermuda Stock Exchange and the London Stock Exchange, (iv) compliance with Environmental Health and Safety Laws (v) the Regulatory Approvals and (vi) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or materially impair the ability of Acquiror to consummate the Merger and the other transactions contemplated by this Agreement or the ability of Guarantor to fulfill its obligations under the Guarantee. As of the date hereof, Acquiror does not know of any reason why all Regulatory Approvals should not be timely obtained.

      (b) The execution, delivery and performance by Acquiror of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor and Acquiror of the transactions contemplated hereby and thereby, as applicable, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Guarantor Charter Documents or the Articles of Incorporation or By-laws of Acquiror (or equivalent organizational documents), (ii) assuming compliance with the matters referred to in Section 3.04(a), contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to Guarantor or any of its subsidiaries, (iii) require any consent or other action by any person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Guarantor or any of its subsidiaries is entitled under any provision of any Material Agreement or instrument binding upon Guarantor or any of its subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Acquiror and its subsidiaries; provided that, for purposes of this Subsection 3.04(b)(iii), "Material Agreement" shall mean any agreement identified in Guarantor's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 or any agreement entered into since September 30, 2000 that would be required to be so identified in Guarantor's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 or with respect to which the failure to obtain such consent or take such action, or the occurrence of such default, termination, cancellation, acceleration, change or loss, would reasonably be expected to have a Material Adverse Effect, or (iv) result in the creation or imposition of any encumbrance on any material asset of Guarantor or any of its subsidiaries.

      Section 3.05 Compliance; Permits. Except as set forth in the reports, schedules, forms, statements and other documents (the "Guarantor SEC Documents") filed by the Guarantor with the SEC since September 30, 2000 and prior to the date of this Agreement, neither Guarantor nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Guarantor or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Guarantor or any of its subsidiaries is a party or by which

Guarantor or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in the Guarantor SEC Documents, the Guarantor and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Guarantor and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the "Guarantor Permits"), except where the failure to hold such Guarantor Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Guarantor and its subsidiaries are in compliance with the terms of the Guarantor Permits, and have not failed to comply therewith as a result of which they would reasonably be expected to have liability now or in the future, except as described in the Guarantor SEC Documents or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      Section 3.06 SEC Filings; Financial Statements. (a) Guarantor has filed with the SEC all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed with the SEC since September 30, 1998 (the "Post-1998 Guarantor SEC Documents"). Except as set forth in the Guarantor SEC Documents, such reports, schedules, forms statements and other documents were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be; and did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With the exception of TyCom Ltd., none of the Guarantor's subsidiaries is required to file with the SEC periodic reports pursuant to the Exchange Act. To Acquiror's knowledge, no investigation by the SEC with respect to Guarantor or any of its subsidiaries is pending or threatened.

      (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Post-1998 Guarantor SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Post-1998 Guarantor SEC Documents), and each fairly presents in all material respects, the consolidated financial position of Guarantor and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that for purposes of the foregoing representation, the unaudited interim financial statements (i) shall be read in conjunction with the Guarantor's consolidated financial statements contained in the Guarantor's 2000 Annual Report on Form 10-K, and (ii) were or are subject to normal and recurring year end adjustments which were not or are not expected to be material in amount.

      Section 3.07 Absence of Certain Changes or Events. Except as set forth in the Guarantor SEC Documents, since September 30, 2000, the business of Guarantor and its subsidiaries has been conducted in the ordinary course and there has not occurred: (i) any changes, effects or circumstances, including any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Guarantor Charter Documents, except as contemplated by Section 4.03(a); (iii) any material change by Guarantor in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date of this Agreement); or (iv) any sale of a material amount of assets of Guarantor, except in the ordinary course of business.

      Section 3.08 No Undisclosed Liabilities. Except as set forth in the Guarantor SEC Documents, neither Guarantor nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) in the aggregate adequately provided for in Guarantor's balance sheet (including any related notes thereto) as of September 30, 2000 included in Guarantor's 2000 Form 10-K for the fiscal period ended September 30, 2000 (the "2000 Guarantor Balance Sheet"), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2000 Guarantor Balance Sheet, (iii) incurred since September 30, 2000 in the ordinary course of business, (iv) incurred in connection with this Agreement, or the Merger or the other transactions contemplated hereby, or (v) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      Section 3.09 Absence of Litigation. Except as set forth in the Guarantor SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Guarantor, threatened against Guarantor or any of its subsidiaries, or any properties or rights of Guarantor or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      Section 3.10 Registration Statement; Proxy Statement/Prospectus. (a) Subject to the accuracy of the representations of the Company in Section 2.13:

      (i) the registration statement on Form S-4 (or on such other form as shall be appropriate) (as it may be amended, the "Registration Statement"), pursuant to which the Guarantor Common Shares to be delivered to the stockholders of the Company by Acquiror in connection with the Merger will be registered with the SEC, shall not, at the respective times the Registration Statement (including any amendments or supplements thereto) is filed with the SEC or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading; and

      (ii) the information supplied by Guarantor or Acquiror for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is filed with the SEC or first mailed to stockholders or at the time of the Company Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.

      (b) If at any time prior to the Effective Time any event relating to Acquiror or any of its affiliates, officers or directors should be discovered by Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Acquiror will promptly inform the Company.

      (c) The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act and the rules and regulations thereunder.

      (d) Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

      Section 3.11 Restrictions on Business Activities. Except for this Agreement or as set forth in the Guarantor SEC Documents, to the Guarantor's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Guarantor or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Guarantor or any of its subsidiaries, or restricting any transactions (including payment of dividends and distributions) between the Guarantor and its subsidiaries, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      Section 3.12 Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

      (a) Guarantor and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2000 Guarantor Balance Sheet have been established or which are being contested in good faith. There are no claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or, to the knowledge of the Guarantor, threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Guarantor has not been notified in writing of any proposed Tax claims or assessments against the Guarantor or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 2000 Guarantor Balance Sheet have been established or which are being contested in good faith). Neither the Guarantor nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any Taxes. There are no outstanding requests by the Guarantor or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. To the best knowledge of the Guarantor, there are no liens for Taxes on the assets of the Guarantor or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. Other than with respect to the Guarantor and its subsidiaries, neither the Guarantor nor any of its subsidiaries is liable for Taxes of any other person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes and except for provisions in agreements for the divestiture of subsidiaries, assets or business lines of the Guarantor or its subsidiaries that require the Guarantor or its subsidiaries (as applicable) to indemnify a purchaser or purchase group for amounts of Taxes of the Guarantor or its subsidiaries (as applicable) in the nature of sales or similar Taxes incurred as a consequence of any such divestiture transactions), or is a party to any tax sharing agreement or any other agreement providing for payments by the Guarantor or any of its subsidiaries with respect to Taxes.

      Section 3.13 Environmental Matters. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Guarantor and its subsidiaries are in compliance with the Environmental Laws, which compliance includes the possession by the Guarantor and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

      (b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the knowledge of the Guarantor, threatened against the Guarantor or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Guarantor or any of its subsidiaries has retained or assumed.

      (c) Except as set forth in the Guarantor SEC Documents, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Guarantor or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Guarantor or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in the Guarantor SEC Documents, (i) there are no off-site locations where the Guarantor or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Guarantor and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Guarantor or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Guarantor or any of its subsidiaries; and (iv) there are no PCBs or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Guarantor or any of its subsidiaries.

      Section 3.14 Brokers. Except for Lehman Brothers and Goldman, Sachs & Co., the fees and expenses of which will be paid by Acquiror, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Acquiror or Guarantor who might be entitled to any fee or commission from Acquiror, Guarantor or any of their respective affiliates in connection with the transactions contemplated by this Agreement.

      Section 3.15 Ownership of Acquiror. Acquiror is a direct, wholly-owned subsidiary of Guarantor.

      Section 3.16 No Prior Activities. (a) Acquiror was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

      (b) Except for obligations or liabilities incurred by Acquiror in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquiror has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

      Section 3.17 No Vote Required. No vote of the shareholders of Guarantor is required by law, Guarantor's Charter Documents or otherwise in order for Acquiror to consummate the Merger and the other transactions contemplated hereby, as applicable.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

      Section 4.01 Conduct of Business by the Company. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Acquiror shall otherwise agree in writing, and except as set forth in
Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts, subject to the terms of this Agreement, to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Section 4.01 of the Company Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Acquiror, which, in the case of clauses (c), (d)(iv), (e), (f), (h) or (i), will not be unreasonably withheld or delayed:

      (a) amend or otherwise change the Company Charter Documents;

      (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options outstanding on the date hereof or pursuant to the Company Employee Plans set forth in Section 4.01(b) of the Company Disclosure Schedule or in exchange for the Exchangeco Shares);

      (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $20 million in the aggregate);

      (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent that is not a cross-border dividend and except that the Company may declare and pay prior to the Effective Time quarterly cash dividends of up to $0.10 per Share and equivalent dividends on the Exchangeco Shares consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except (A) as contemplated by this Agreement, (B) as required by the terms of any security as in effect on the date hereof and set forth in Section 4.01(d) of the Company Disclosure Schedule and
(C) to the extent necessary to effect withholding to meet minimum tax withholding obligations or pay the exercise price in connection with the exercise of any Company Stock Option, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or Exchangeco Shares, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder equity interest in the Company, or (v) make any cross-border capital contributions to a subsidiary;

      (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, except for (x) aggregate borrowings and reborrowings under the Company's or any of its subsidiaries' medium term note and commercial paper programs (but not under the credit facilities used to support the commercial paper program) and (y) other borrowing, not in excess of $500 million in the aggregate; (iii) issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business and except as required by any agreement in effect as of the date hereof and identified in Section 4.01(e) of the Company Disclosure Schedule) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice (but not loans or advances to employees of the Company to fund the exercise price of Company Stock Options or otherwise to purchase shares of the Company Common Stock); or (iv) authorize any capital expenditures or purchases of fixed assets

(other than assets acquired to be leased) which are, in the aggregate, in excess of $15 million over the next 12 month period; or (v) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

      (f) (i) increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary or wages of employees of the Company or its subsidiaries, including in connection with promotions, in accordance with past practices; or
(ii) grant any severance or termination pay to (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations), or enter into or amend any employment or severance agreement, with any current or prospective employee of the Company or any of its subsidiaries, except for new hire employees in the ordinary course of business whose annual salary does not exceed $200,000 and whose severance benefits do not exceed one times annual salary (base and bonus); or (iii) establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan, including, without limitation, any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except, in each case, as may be required by law;

      (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP or the interpretations thereof occurring after the date hereof;

      (h) make any tax election or settle or compromise any United States federal, state, local or non-United States tax liability;

      (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10 million in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Documents or incurred in the ordinary course of business and consistent with past practice;

      (j) materially restructure or materially change its gap position, through purchases, sales, hedges, swaps, caps or collars or otherwise or the manner in which any current hedges are classified or reported; or

      (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder or cause any condition to the Company's obligations to consummate the transactions contemplated hereby set forth in Article VI not to be satisfied.

      Section 4.02 No Solicitation.

      (a) The Company shall not, directly or indirectly through any officer, director, employee, representative or agent of the Company or any of its subsidiaries (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), (i) solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) have any discussion with or provide any confidential information or data to any third party that would encourage, facilitate or further an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

      For purposes of this Agreement, "Alternative Transaction" means any of (w) a transaction pursuant to which any person (or group of persons) other than Acquiror or its affiliates (a "Third Party") acquires or would acquire more than 20% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (x) a merger or other business combination involving the Company pursuant to which any Third Party acquires or would acquire more than 20% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (y) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 20% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (z) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any significant subsidiary of the Company, other than the transactions contemplated by this Agreement; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

      (b) The Company shall notify Acquiror promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Acquiror shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. The Company shall keep Acquiror fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request.

      (c) Neither the Company nor the Board of Directors of the Company shall withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Acquiror, the approval by such Board of Directors of this Agreement or the Merger.

      (d) The Company and the Board of Directors of the Company shall not enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless this Agreement has been terminated in accordance with its terms.

      (e) Nothing contained in this Section 4.02, Section 5.01(c) or Section
5.02 shall prohibit the Company from taking and disclosing to its stockholders a position required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders required by applicable law, rule or regulation, by the NYSE or the Toronto Stock Exchange or from providing information to, or engaging in discussions with, third parties to the extent that providing such information or engaging in such discussions is expressly required by applicable Delaware law and the Board of Directors of the Company has received a written opinion of independent counsel of nationally recognized standing that such action is so expressly required.

      (f) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Acquiror) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party, other than agreements with the Company's customers and suppliers entered into in the ordinary course of business.

      (g) The Company shall ensure that the officers and directors of the Company and the Company subsidiaries and any investment banker or other advisor or representative retained by the Company, or providing services to the Company, in connection with the transactions contemplated hereby are aware of the restrictions described in this Section 4.02. It is understood that any violation of the restrictions set forth in this Section 4.02 by any officer or director of the Company or the Company subsidiaries and any investment banker, attorney or other advisor or representative of the Company shall be deemed to be a breach of this Section 4.02 by the Company.

      Section 4.03 Conduct of Business by Guarantor. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Acquiror covenants and agrees that, unless the Company shall otherwise agree in writing, Acquiror shall take all action necessary so that (i) Guarantor shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, including actions taken by Guarantor or its subsidiaries in contemplation of consummation of the Merger or other business acquisitions otherwise in compliance with this Agreement, and (ii) Guarantor shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

      (a) amend or otherwise change the Guarantor Charter Documents, except as contemplated by this Agreement or as proposed in Guarantor's proxy statement for its 2001 annual general meeting of shareholders filed with the SEC on January 29, 2001;

      (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would, or would reasonably be expected to, materially delay or prevent the consummation of the Merger and the other transactions contemplated by this Agreement;

      (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Guarantor may declare and pay a dividend to its parent, and except that Guarantor may declare and pay quarterly cash dividends on the Guarantor Common Shares of up to $0.0125 per share consistent with past practice;

      (d) take any action to change its accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof; or

      (e) take or agree in writing or otherwise to take any of the actions described in Sections 4.03(a) through (d) above, or any action that would make any of the representations or warranties of Acquiror contained in this Agreement untrue or incorrect or prevent Acquiror from performing or cause Acquiror not to perform its covenants hereunder or cause any condition to Acquiror's obligations to consummate the transactions contemplated hereby set forth in Article VI not to be satisfied.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

      Section 5.01 Proxy Statement/Prospectus; Registration Statement.

      (a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall, and Acquiror shall cause Guarantor to, prepare and file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and, if the parties so agree at the time, the Registration Statement. As promptly as reasonably practicable after comments are received from the SEC thereon and after the furnishing by the Company and Guarantor of all information required to be contained therein, the Company shall, and Acquiror shall, and shall cause Guarantor to, file with the SEC, the definitive Proxy

Statement/Prospectus and the Registration Statement (or, if the Registration Statement has been previously filed, an amendment thereto) relating to the adoption of this Agreement by the Company's stockholders as set forth in Section 2.04(c) and the other transactions contemplated hereby, and to the payment of the Merger Consideration in the form of Guarantor Common Shares pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective, and the Company shall mail the Proxy Statement/Prospectus to its stockholders as soon thereafter as reasonably practicable. Acquiror shall also cause Guarantor to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under the applicable state securities laws in connection with the issuance of Guarantor Common Shares in connection with the Merger, and the Company shall furnish to Guarantor all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus.

      No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement/Prospectus will be made by the Company or Guarantor, without providing the other party a reasonable opportunity to review and comment thereon. Acquiror will advise the Company, promptly after Guarantor receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Guarantor Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Acquiror, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information.

      If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective affiliates, officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to either of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

      (b) Acquiror shall cause Guarantor to include as an exhibit to the Registration Statement tax opinions of PricewaterhouseCoopers LLP and Wachtell, Lipton Rosen & Katz, in form and substance reasonably satisfactory to Acquiror and to the Company, on the basis of customary facts, representations, warranties, covenants and assumptions set forth or referred to in such opinions, that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company stockholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulation Section 1.367(a)-8), and that each of Guarantor, Acquiror and the Company will be a party to the reorganization within the meaning of
Section 368(b) of the Code.

      (c) The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of adoption of this Agreement.

      Section 5.02 Company Stockholders Meeting. The Company shall establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement, and the Company shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders and to hold the Company Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall solicit from its stockholders proxies in favor of adoption of this Agreement and shall take all other reasonable action necessary or advisable to secure the vote or consent of stockholders in favor of such adoption. Acquiror shall cause Guarantor to vote any shares of Company Common Stock with respect to which Guarantor or any Guarantor subsidiary has beneficial ownership or other voting authority (including proxy authority) to be voted in favor of adoption of this Agreement.

      Section 5.03 Access to Information; Confidentiality.

      (a) Upon reasonable notice, the Company shall (and shall cause its subsidiaries and joint venture partners to), during the period after the execution and delivery of this Agreement and prior to the Effective Time, (i) afford to the officers, employees, accountants, counsel, investment bankers, valuation consultants and other representatives of Acquiror full and complete access to the properties, books, records and contracts and agreements of the Company, its subsidiaries and joint ventures, (ii) furnish promptly to Acquiror all information concerning the business, properties, prospects, assets (tangible and intangible), liabilities, financial statements, ratings, regulatory compliance, risk management, books, records, contracts, agreements, commitments and personnel of the Company, its subsidiaries and joint ventures as Acquiror may request, and (iii) make available to Acquiror the appropriate officers, employees, consultants and other individuals of the Company, its subsidiaries and joint ventures (including attorneys, accountants, actuaries, investment bankers and other professionals) for discussion of the Company's business, properties, prospects, assets (tangible and intangible), liabilities, financial statements, ratings, regulatory compliance, risk management, books, records, contracts, agreements, commitments and personnel as Acquiror may request. Such information shall be kept confidential in accordance with the terms of the confidentiality agreement, dated February 19, 2001 (the "Confidentiality Agreement"), between an affiliate of Guarantor and the Company.

      (b) Upon reasonable notice, the Acquiror shall, and shall cause Guarantor to, during the period after the execution and delivery of this Agreement and prior to the Effective Time, (i) afford to the officers, accountants, counsel, investment bankers and other representatives of the Company reasonable access to the properties of Guarantor and its subsidiaries, (ii) furnish promptly to Acquiror all information concerning the business, properties and prospects of Guarantor and its subsidiaries as the Company may reasonably request, and (iii) make available to the Company the appropriate individuals of Guarantor and its subsidiaries (including attorneys, accountants and other professionals) for discussion of Guarantors business, properties and prospects as the Company may reasonably request. Such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

      Section 5.04 Consents; Approvals.

      (a) Subject to Section 5.08, the Company and Acquiror shall each use its reasonable best efforts (and Acquiror shall cause Guarantor to use its reasonable best efforts) to obtain and to cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-United States governmental and regulatory rulings and approvals), and the Company and Acquiror shall make (and Acquiror shall cause Guarantor to make) as promptly as reasonably practicable all filings (including, without limitation, all filings with United States and non-United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Acquiror and the consummation by them of the transactions contemplated hereby. The Company and Acquiror shall furnish (and Acquiror shall cause Guarantor to furnish) all information required to be included in the Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States governmental body in connection with the transactions contemplated by this Agreement.

      (b) The Company shall, and Acquiror shall and shall cause Guarantor to, notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any other filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any other filing. The Company shall, and Acquiror shall and shall cause Guarantor to, cause all documents that it is responsible for filing with the SEC or other regulatory authorities under Section 5.01 and this Section 5.04 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement/Prospectus or any other filing, the Company will, or Acquiror will cause Guarantor to, as the case may be, promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials and/or mailing to stockholders of the Company, such amendment or supplement.

      Section 5.05 Agreements with Respect to Affiliates. The Company shall deliver to Acquiror, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Company Affiliate Letter") identifying all persons who are anticipated to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act at the time of the Company Stockholders Meeting. The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Company Affiliate Letter to deliver to

Acquiror prior to the date of the Company Stockholders Meeting a written agreement (a "Company Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 in a form mutually agreeable to the Company and Acquiror.

      Section 5.06 Indemnification and Insurance.

      (a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company Charter Documents, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors or officers of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

      (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law indemnify and hold harmless, each present and former director or officer of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company Charter Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, provided that the Indemnified Parties shall be required to reimburse the Surviving Corporation for such payments in the circumstances and to the extent required by the Company Charter Documents, any applicable contract or agreement with such Indemnified Party or applicable law, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

      (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the parties under such agreements being referred to as the "Covered Persons") with the

Company's directors and officers existing at or before the Effective Time, provided such agreements do not violate Section 4.01(f).

      (d) In addition, Acquiror will provide, or cause the Guarantor to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers (as defined to mean those persons insured under such policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Guarantor and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

      (e) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Covered Persons.

      Section 5.07 Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company or Acquiror, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 7.01(h) unless and except to the extent that the failure to give such notice results in material prejudice to the other party.

      Section 5.08 Further Action/Tax Treatment.

      (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to, and Acquiror shall cause Guarantor to use all reasonable efforts to, take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include the obligation by Guarantor to agree to divest, abandon, license, hold separate or take similar action with respect to any assets (tangible or intangible) which are, or impose any liability which is, material to Guarantor or the Company or material as compared against the aggregate Merger Consideration.

      (b) Each of Acquiror and the Company shall, and Acquiror shall cause Guarantor to, use its reasonable best efforts to cause the Merger to qualify, and will not (both before and after the Effective Time) take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company stockholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulation Section 1.367(a)-8). The parties hereto acknowledge that the actions contemplated by the Stock Purchase Agreement are not prohibited by the preceding sentence. Acquiror shall, and shall cause Guarantor to, comply with the reporting requirements of Treasury Regulation Section 1.367(a)-3(c)(6) and report, to the extent reporting is required by the Code or the regulations thereunder, the Merger for income tax purposes as a reorganization within the meaning of Section 368 of the Code. Each of Acquiror and the Company shall make, and shall cause their affiliates to make, such representations, warranties and covenants as shall be requested reasonably in the circumstances by PricewaterhouseCoopers LLP and Wachtell, Lipton, Rosen & Katz in order for such firms to render their opinions referred to in Section 5.01(b).

      Section 5.09 Public Announcements. Acquiror and the Company shall consult with each other before issuing (and in the case of Acquiror, before Guarantor issues) any press release or making any written public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the applicable rules and regulations of the SEC (including, without limitation, Rules 165 and 425 under the Securities Act and Rule 14a-12 under the Exchange
Act), NYSE or the Toronto Stock Exchange if it has used all reasonable efforts to consult with the other party.

      Section 5.10 Guarantor Common Shares.

      (a) Acquiror shall obtain from Guarantor, and shall cause Guarantor to issue to Acquiror, the Guarantor Common Shares to be delivered by Acquiror to the holders of Company Common Stock in the Merger.

      (b) Acquiror shall cause Guarantor to use its best efforts to cause the Guarantor Common Shares to be delivered by Acquiror to the holders of Company Common Stock in the Merger to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

      (c) Acquiror shall cause Guarantor on a timely basis to take any action required to be taken under non-U.S. securities laws in connection with the issuance of Guarantor Common Shares in the Merger.

      Section 5.11 Stock Options and ESPP.

      (a) At the Effective Time, and subject to the last sentence of this
Section 5.11(a), Acquiror shall take all necessary action to provide that each outstanding Company Stock

Option will continue to have, and be subject to, the same terms and conditions set forth in the relevant Company stock option plan and applicable award agreement (and separation agreement, if applicable), or other relevant instrument or agreement, immediately prior to the Effective Time (except as provided in the last sentence of this Section 5.11(a)), except that, (i) each Company Stock Option will be exercisable for that number of whole Guarantor Common Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such the Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of Guarantor Common Shares and (ii) the per share exercise price for the Guarantor Common Shares issuable upon exercise of such Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Company Stock option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent (each such Company Stock Option, as modified, an "Adjusted Option"). With respect to any Company Stock Option that is an "incentive stock option" as defined under Section 422(b) of the Code, the adjustment procedures set forth in this Section 5.11 shall be implemented in compliance with the provisions of Section 424(a) of the Code (such that each applicable Adjusted Option shall continue to retain its qualification as an "incentive stock option" under the Code). All Company Stock Options, to the extent not vested and exercisable at the Effective Time, shall become immediately vested and exercisable at the Effective Time.

      (b) Acquiror will cause Guarantor to take all corporate action necessary to reserve for issuance a sufficient number of Guarantor Common Shares for delivery upon exercise of the Adjusted Options and, if and to the extent necessary to deliver to holders of Adjusted Options upon the exercise of such options, Guarantor Common Shares registered pursuant to the Securities Act and listed on the NYSE. At the Effective Time, Acquiror will cause Guarantor to have a sufficient number of Guarantor Common Shares issuable upon exercise of the Adjusted Options registered pursuant to the Securities Act and listed on the NYSE.

      (c) Beginning on the date hereof, the Company shall not establish any new employee stock purchase plan or extend the availability of the Company ESPP to any groups or categories of employees not previously included in the Company ESPP, or, in either case, implement any decisions to do the same, whether or not such decisions have been communicated to employees. The Company shall take such action as is necessary to end the then current offering period under the Company ESPP prior to the Effective Time and to terminate such plan as of the Effective Time. All shares of Company Common Stock under the Company ESPP shall be treated as all other shares of Company Common Stock.

      Section 5.12 Certain Employee Benefits.

      (a) From the Effective Time through the first anniversary thereof (the "Benefits Continuation Period"), the Surviving Corporation shall continue to maintain the employee benefit plans, programs and arrangements set forth on
Section 5.12(a) of the Company Disclosure Schedule, for the benefit of each employee of the Company or any subsidiary of the Company who is an employee at the Effective Time or becomes an employee during the Benefits Continuation Period (a "Company Employee"), and including for the applicable beneficiaries of such Company Employees under such plans, programs or arrangements, without termination, modification or amendment effective during the Benefits Continuation Period (other than as may be required under applicable law). Notwithstanding anything in this Agreement that may be to the contrary, the Company's Executive Retirement Plan (including the Company's new Executive Retirement Plan) shall be maintained by the Surviving Corporation indefinitely following the Effective Time, provided that the Surviving Corporation shall not be required to permit new participants to be added to the Executive Retirement Plan after the Effective Time. With respect to any Company Employee Plan listed on Section 2.11(a) of the Company Disclosure Schedule which is not set forth on Section 5.12(a) of the Company Disclosure Schedule, the Surviving Corporation shall provide each Company Employee (and applicable beneficiaries thereof) during the Benefits Continuation Period with employee benefits that are no less favorable in the aggregate than the benefit provided under such Company Employee Plans. In addition to the acceleration of vesting and exercisability of all Company Stock Options provided in the last sentence of Section 5.11(a), all restricted stock, SARs and other equity and equity-based awards granted pursuant to the Company Employee Plans, to the extent not vested (and exercisable, as the case may be) at the Effective Time, shall become immediately fully vested (and exercisable, as the case may be) at the Effective Time.

      (b) After the Benefits Continuation Period the Surviving Corporation shall provide the Company Employees with employee benefits that are no less favorable in the aggregate to those provided to similarly situated employees of subsidiaries of the Guarantor. For the avoidance of doubt, it is understood that the Surviving Corporation shall have no obligation to provide Company Employees with post-termination welfare or, to the extent not already accrued at the Effective Time or, if applicable, the end of the Benefits Continuation Period, pension benefits, except to the extent required by applicable law or contractual agreement.

      (c) With respect to the benefits provided pursuant to this Section 5.12,
(i) service accrued by Company Employees during employment with the Company and its subsidiaries prior to the Effective Time shall be recognized for eligibility and vesting and, except with respect to defined benefit plans, benefit accrual,
(ii) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Company Employee Plan) and eligibility waiting periods under any group health plan shall be waived with respect to such Company Employees and their eligible dependents, and (iii) Company Employees shall be given credit for amounts paid under a Company Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee plans maintained by the Surviving Corporation or the applicable subsidiary of the Guarantor.

      (d) The Company shall amend its 401(k) savings plans and any other employee benefits plan which permits participants to elect to invest in stock of the Company, where necessary, to preclude any additional purchases of stock of the Company, as of the date two (2) days prior to the Effective Time, and the Company shall communicate this amendment to the participants in such plans.

      (e) It is expressly agreed that (i) the provisions of Section 5.12 are not intended to be for the benefit of or otherwise enforceable by any third party, including, without limitation, any Company Employees and (ii) except as provided in Section 5.12(a), nothing herein shall prevent the Surviving Corporation or any other subsidiary of Guarantor from amending or modifying any employee benefit plan, program or arrangement in any respect or terminating or modifying the terms and conditions of employment or other service of any particular employee or any other person.

      (f) Except as set forth in this Section 5.12 and in Section 5.12(f) of the Company Disclosure Schedule, the Surviving Corporation shall not have any obligations under this Agreement with respect to benefits to employees of the Company from and after the Effective Time.

      Section 5.13 Accountants Letters. Upon reasonable notice from the other, the Company shall use its best efforts to cause KPMG LLP to deliver to Acquiror, and Acquiror shall use its best efforts to cause PricewaterhouseCoopers to deliver to the Company, a letter covering such matters as are reasonably requested by Acquiror or the Company, as the case may be, and as are customarily addressed in accountants' "comfort letters."

      Section 5.14 Compliance with State Property Transfer Statutes. The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws, except where the failure to so comply will not materially affect the right to use or enjoy any applicable property after the Effective Time. The Company, after consultation with Acquiror, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Acquiror with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Acquiror's prior consent, which consent shall not be unreasonably withheld or delayed. Acquiror shall provide, and shall cause Guarantor to provide, to the Company any assistance reasonably requested by the Company with respect to such compliance.

      Section 5.15 Conveyance Taxes. Acquiror and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees.

      Section 5.16 Exchangeco Shares.

      (a) Each of Acquiror and the Company shall take, Acquiror shall cause Guarantor to take, and the Company shall cause Exchangeco to take, all action necessary or desirable to implement the provisions of Section 1.06(a)(ii) with respect to the modification of the Exchangeco Documents following the Effective Time.

      (b) Acquiror will cause Guarantor to take all corporate action necessary to reserve for issuance a sufficient number of Guarantor Common Shares for delivery upon exchange of the Exchangeco Shares and to deliver to holders of Exchangeco Shares upon the exchange thereof, Guarantor Common Shares registered pursuant to the Securities Act and listed on the NYSE. At the Effective Time, Acquiror will cause Guarantor to have a sufficient number of Guarantor Common Shares issuable upon exchange of the Exchangeco Shares registered pursuant to the Securities Act and listed on the NYSE.

      (c) Acquiror will cause Guarantor to take and the Company will cause Exchangeco to take all action necessary or desirable to obtain the approval of the Toronto Stock Exchange and the variation of exemptive relief granted by the securities commissions or similar regulatory authorities in all of the provinces and territories in Canada in favor of Exchangeco which may be required in connection with the implementation of the provisions of Section 1.06(a)(ii) with respect to the issuance of the Guarantor Common Shares on the exchange of the Exchangeable Shares and with respect to the modification of the Exchangeco Documents as of the Effective Time.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

      Section 6.01 Conditions to Obligation of Each Party to Effect the Merger.

      The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

      (b) Stockholder Adoption. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company;

      (c) Antitrust. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Non-U.S. Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Non-U.S. Monopoly Laws would not reasonably be expected to have a Material Adverse Effect on the Company or Guarantor;

      (d) Legal Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such an action or proceeding) by any Governmental Authority or before any Governmental Authority or court of competent jurisdiction, United States or non-United States, that is reasonably likely to result in, nor shall there be in effect, any judgment, decree or order of any Governmental Authority or court of competent jurisdiction or any other legal restraint (i) preventing consummation of the Merger, (ii) prohibiting or limiting Acquiror from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Guarantor or any of its subsidiaries of all or a material portion of the business or assets of the Surviving Corporation and its subsidiaries, or (iii) compelling Guarantor or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) to dispose of or hold separate assets which are, or impose any liability which is, material to Guarantor or the Company, or material as compared against the aggregate Merger Consideration, as a result of the Merger or the transactions contemplated by this Agreement.

      (e) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

      (f) Tax Opinions. The Company shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, and Acquiror shall have received a written opinion of PricewaterhouseCoopers LLP, in form and substance reasonably satisfactory to each of them, on the basis of customary representations, warranties, covenants and assumptions set forth or referred to in such opinions, and delivered as of the date of the Effective Time, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company stockholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulation Section 1.367(a)-8), and that each of Guarantor, Acquiror and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

      Section 6.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to effect the Merger are also subject to the following conditions:

      (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect (except the representations and warranties set forth in Section 2.03 and Section 2.09, which shall be true and correct in all material respects), and Acquiror shall have received a certificate of the Company to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

      (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Acquiror shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company; provided, however, that unless the Company knowingly breaches Sections 4.01(k) or 5.07, the Company shall be deemed to have complied with such sections unless the failure to comply with such sections also results in or is with respect to the failure of the condition set forth in Section 6.02(a); and

      (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company or Guarantor.

      Section 6.03 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

      (a) Representations and Warranties. The representations and warranties of Acquiror contained in this Agreement shall be true and correct in all respects (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause
(iii)), or (iii) where the failure to be true and correct could not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the President or Chief Financial Officer of Acquiror;

      (b) Agreements and Covenants. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of Acquiror to such effect signed by the President or Chief Financial Officer of Acquiror; provided, however, that unless Acquiror knowingly breaches Sections 4.03(e) or 5.07, the Acquiror shall be deemed to have complied with such sections unless the failure to comply with such sections also results in or is with respect to the failure of the condition set forth in Section 6.03(a);

      (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Acquiror or Guarantor for the authorization, execution and delivery of this Agreement and the Guarantee, as applicable, and the consummation by them of the transactions contemplated hereby and thereby shall have been obtained and made by Acquiror or Guarantor, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company, Acquiror or Guarantor; and

      (d) Listing. The Guarantor Common Shares to be delivered by Acquiror in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

                                  ARTICLE VII

                                   TERMINATION

      Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

      (a) by mutual written consent duly authorized by the Boards of Directors of Acquiror and the Company; or

      (b) by either Acquiror or the Company, if the Merger shall not have been consummated by September 30, 2001 (other than for the reasons set forth in clause (c) below); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

      (c) by either Acquiror or the Company, if the requisite vote of the stockholders of the Company shall not have been obtained by September 30, 2001, or if the stockholders of the Company shall not have adopted this Agreement at the Company Stockholders Meeting; provided, however, that the Company may not terminate pursuant to this clause if the Company has not complied with its obligations under Section 5.02; or

      (d) by either Acquiror or the Company, if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

      (e) by Acquiror, if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall (x) (i) withdraw, modify or change its approval, adoption or recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do so; (ii) approve or recommend to the stockholders of the Company an Acquisition Proposal or Alternative Transaction; (iii) approve or recommend that the stockholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction; or (iv) fail to include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement pursuant to
Section 5.01(c) or fail to take the action required by the second sentence of
Section 5.02; or (y) take any public position or make any disclosures to the Company's stockholders generally, whether or not permitted pursuant to Section 4.02, which has the effect of any of the foregoing (it being understood and agreed that a communication by the Board of Directors of the Company to the Company's stockholders pursuant to Rule 14d-9(f)(3) of the Exchange Act, or any similar type of communication to the Company's stockholders in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute a basis for termination under this Section 7.01(e)); or

      (f) by Acquiror or the Company, if any representation or warranty of the Company or Acquiror, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (a "Terminating Misrepresentation"); provided that if such Terminating Misrepresentation is curable prior to September 30, 2001 (or, in the case of the representation referred to in clause (ii) of Section 2.06(a), thirty (30) days after notice thereof by Acquiror to the Company, if earlier) by the Company or Acquiror, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Acquiror, as the case may be, continues to exercise such reasonable best efforts, neither Acquiror nor the Company, respectively, may terminate this Agreement under this Section 7.01(f); or

      (g) by Acquiror, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.02(a) would not be satisfied, or by the Company, if any representation or warranty of Acquiror shall have become untrue such that the condition set forth in Section 6.03(a) would not be satisfied (in either case, a "Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided that if any such Terminating Change is curable prior to September 30, 2001 (or, in the case of the representation referred to in clause
(ii) of Section 2.06(a), thirty (30) days after notice thereof by Acquiror to the Company, if earlier) by the Company or Acquiror, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Acquiror, as the case may be, continues to exercise such reasonable best efforts, neither Acquiror nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

      (h) by Acquiror or the Company, upon a breach of any covenant or agreement on the part of the Company or Acquiror, respectively, set forth in this Agreement such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a "Terminating Breach"); provided that, except for any breach of the Company's obligations under Section 4.02, if such Terminating Breach is curable prior to September 30, 2001 by the Company or Acquiror, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Acquiror, as the case may be, continues to exercise such reasonable best efforts, neither Acquiror nor the Company, respectively, may terminate this Agreement under this Section 7.01(h).

      Section 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except that the Company or Acquiror may have liability or obligations as set forth in Section 7.03 and as set forth in or contemplated by Section 8.01 hereof. Notwithstanding the foregoing, nothing herein shall relieve the Company or Acquiror from liability for any willful breach hereof or willful misrepresentation herein (it being understood that (x) the provisions of Section 7.03 do not constitute a sole or exclusive remedy for such willful breach or misrepresentation and (y) the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful breach).

      Section 7.03 Fees and Expenses. (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if the Merger is not consummated Acquiror and the Company shall share equally (i) all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and
(ii) conveyance and similar taxes required to be paid or which Acquiror has agreed should be paid prior to the Effective Time pursuant to Section 5.15.

      (b) The Company shall pay Guarantor a fee of $325 million (the "Fee") and shall also pay Acquiror's and Guarantor's respective actual, documented and reasonable out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("Expenses," as applicable to Acquiror, Guarantor or the Company) in a combined amount not to exceed $20 million, upon the first to occur of any of the following events:

      (i) the termination of this Agreement by Acquiror or the Company pursuant to Section 7.01(c) following the Company Stockholders Meeting at which the stockholders of the Company failed to adopt this Agreement, provided that the Alternative Transaction Condition is satisfied; and

      (ii) the termination of this Agreement by Acquiror pursuant to Section 7.01(e).

      The "Alternative Transaction Condition" shall be satisfied in respect of a termination of this Agreement if an Alternative Transaction shall be publicly announced by the Company or any third party during the period beginning on the date of this Agreement and ending twelve (12) months following the date of termination of this Agreement and such transaction shall at any time thereafter be consummated on terms substantially equivalent to or more favorable to the Company or its stockholders than the terms theretofore announced.

      (c) Upon a termination of this Agreement by Acquiror pursuant to Section 7.01(h), (x) the Company shall pay to Guarantor and Acquiror their respective Expenses relating to the transactions contemplated by this Agreement in a combined amount not to exceed $20 million, and (y) the Company shall pay Guarantor the Fee provided that (I) such Terminating Breach is willful and (II) either (1) the termination is on account of a breach of Section 4.02 or the first sentence of Section 5.02 (and, in the case of a breach of the first sentence of Section 5.02, such breach occurred in response to, or to facilitate, an Acquisition Proposal) or (2) the Alternative Transaction Condition is satisfied.

      (d) Upon a termination of this Agreement by Acquiror pursuant to Section 7.01(f), the Company shall pay to Guarantor and Acquiror their respective Expenses in a combined amount not to exceed $20 million.

      (e) Upon a termination of this Agreement by the Company pursuant to
Section 7.01(f) or Section 7.01(h), Acquiror shall pay to the Company its Expenses in an amount not to exceed $20 million.

      (f) The Fee and Expenses payable pursuant to Section 7.03(b) or Section 7.03(c), or the Expenses payable pursuant to Section 7.03(d) or Section 7.03(e), shall be paid within one business day after a demand for payment following the occurrence of the relevant event and, as applicable, the satisfaction of the relevant condition, in each case as described in the aforesaid Sections, as applicable; provided that, in no event shall the Company be required to pay the Fee or any Expenses to Acquiror, nor shall Acquiror be required to pay any Expenses to the Company if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such fee and/or expenses was in material breach of its obligations under this Agreement or, in the case of Acquiror, Guarantor was in material breach of the Guarantee.

      (g) Each of the Company and Acquiror agrees that the payments provided for in this Section 7.03 shall be the sole and exclusive remedy of Acquiror upon a termination of this Agreement by Acquiror pursuant to Section 7.01(c), (e), (f) or (h), and the payments provided for in this Section 7.03 shall be the sole and exclusive remedy of the Company upon a termination of this Agreement by the Company pursuant to Section 7.01(f) or (h), regardless of the circumstances giving rise to such termination; provided, however, that the foregoing shall not apply to any willful breach of this Agreement or any willful misrepresentation hereunder giving rise to such termination.

      (h) Subject to Section 7.03(g), if a party is entitled to terminate this Agreement pursuant to more than one clause of Section 7.01, such party shall be entitled to receive the Fee and Expenses to which it is entitled as a result of any such termination, provided that in no event shall there be any duplication of payment.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

      Section 8.01 Effectiveness of Representations, Warranties and Agreements.
(a)Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Sections 5.06 and 5.08 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 7.02 and 7.03 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

      (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule shall not be deemed an admission that such matter is material.

      Section 8.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

       If to Acquiror:

                         Tyco Acquisition Corp. XIX (NV)
                         c/o Tyco International (US) Inc.
                         One Tyco Park
                         Exeter, NH 03833
                         Attn: President
                         Telecopy: (603) 778-7700

       With a copy (which shall not constitute notice) to:

                         Tyco International (US) Inc.
                         One Tyco Park
                         Exeter, NH 03833
                         Attn: General Counsel
                         Telecopy: (603) 778-7700

       and

                         Kramer Levin Naftalis & Frankel LLP
                         919 Third Avenue
                         New York, NY  10022
                         Attn: Abbe L. Dienstag
                         Telecopy:  (212) 715-8000
                         Telephone:  (212) 715-9100

       If to the Company:

                         The CIT Group, Inc.
                         1211 Avenue of the Americas
                         New York, NY 10036
                         Attn:  General Counsel
                         Telecopy:  (973) 740-5264
                         Telephone:  (212) 536-1390

       With a copy (which shall not constitute notice) to:

                         Schulte Roth & Zabel LLP
                         919 Third Avenue
                         New York, NY 10022
                         Attn:  Stuart D. Freedman
                         Telecopy:  (212) 593-5955
                         Telephone:  (212) 756-2000
       and

                         Wachtell, Lipton, Rosen & Katz
                         51 West 52nd Street
                         New York, NY 10019
                         Attn:  Edward D. Herlihy
                         Telecopy:  (212) 403-2000
                         Telephone:  (212) 403-1000

      Section 8.03 Certain Definitions. For purposes of this Agreement, the term:

      (a) "affiliates", with respect to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

      (b) "business day" means any day other than a day on which banks in New York City are required or authorized to be closed;

      (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

      (d) "dollars" or "$" means United States dollars;

      (e) "knowledge" means, with respect to any matter in question, that the executive officers or any employee having primary or substantial oversight responsibility for the matter of the Company, Acquiror or Guarantor, as the case may be, have or at any time had actual knowledge of such matter;

      (f) "Material Adverse Effect," when used in connection with the Company or any of its subsidiaries or Guarantor or any of its subsidiaries, as the case may be, means any change, effect or circumstance that (i) is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Guarantor and its subsidiaries, as the case may be, in each case taken as a whole, excluding the effects of changes to the extent related to (A) the United States or global economy or capital markets generally, (B) general changes in conditions in the industries in which the Company or the Guarantor, as the case may be, conduct business or (C) this Agreement, the announcement thereof and the transactions contemplated thereby or (ii) materially adversely affects the ability of the Company or Acquiror and Guarantor, as the case may be, timely to perform the obligations or consummate the transactions contemplated by this Agreement and, in the case of Guarantor, the Guarantee.

      For purposes of clause (i) of the preceding paragraph, the failure of a representation or warranty to be true and correct, either individually or together with the failure of other representations or warranties to be true and correct, or the failure to perform an obligation, agreement or covenant shall be deemed to have a Material Adverse Effect if (x) the circumstance of the failure of such representation or warranty to be true and correct or the failure to perform such obligation, agreement or covenant, taken together with all such other failures, is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries, or of Guarantor and its subsidiaries, as the case may be, in each case taken as a whole, under the standard set forth in the preceding paragraph and as measured against the representations and warranties of such party having been true and correct (in the case of the Company, giving effect to the disclosures in the Company Disclosure Schedule) or the obligations, agreements or covenants of such party having been performed;

      (g) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

      (h) "significant subsidiary" has the meaning assigned to such term in Rule 1-02 under SEC Regulation S-X; and

      (i) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Acquiror, Guarantor or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Acquiror, Guarantor or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      When reference is made in this Agreement to the Company, Acquiror or Guarantor, such reference shall include their respective subsidiaries, as and to the extent the context so requires, whether or not explicitly stated in this Agreement.

      Section 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires approval by such stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      Section 8.05 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      Section 8.06 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Notwithstanding any provision in this Agreement that may be to the contrary, nothing contained herein shall be deemed to require any party hereto or its affiliates to take any action to the extent that such action is prohibited by applicable law or to refrain from taking any action to the extent that such action is required by applicable law.

      Section 8.07 Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      (b) The Company and Acquiror agree that the Fee provided in Section 7.03(b) is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

      Section 8.08 Entire Agreement. This Agreement and the Guarantor's guarantee hereof constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement, except for Section 10 thereof), both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein.

      Section 8.09 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Acquiror hereunder may be assigned to Guarantor or any direct or indirect wholly-owned subsidiary of Guarantor, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

      Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 5.06 (which is intended to be for the benefit of the Indemnified Parties and Covered Persons and may be enforced by such Indemnified Parties and Covered Persons) and Section 7.03 (which contains provisions intended to be for the benefit of Guarantor and may be enforced by Guarantor).

      Section 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      Section 8.12 Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

      (b) Each of the parties hereto submits to the exclusive jurisdiction of the federal courts of the United States located in the City of New York, Borough of Manhattan, State of New York, with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

      Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      Section 8.14 Waiver of Jury Trial. EACH OF ACQUIROR AND THE COMPANY HEREBY IRREVOCABLY WAIVES (AND IN RESPECT OF ANY DISPUTE IN RESPECT OF THE GUARANTEE, ACQUIROR SHALL CAUSE GUARANTOR TO WAIVE), TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 8.15 Performance of Guarantee. Unless otherwise previously performed, Acquiror shall cause Guarantor to perform all of its obligations under the Guarantee.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                               THE CIT GROUP, INC.

                               By:____________________________________________
                               Name:  Albert R. Gamper, Jr.
                               Title: Chairman of the Board of Directors,
                                      President and Chief Executive Officer

                               TYCO ACQUISITION CORP. XIX (NV)

                               By:____________________________________________
                               Name:  Jeffrey D. Mattfolk
                               Title: Vice President

                                   GUARANTEE

      Tyco International Ltd. ("Guarantor") irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of Acquiror, and/or any of its permitted assigns (and where any such representation or warranty is made to the knowledge of Acquiror, such representation or warranty shall be deemed made to the knowledge of Guarantor), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Acquiror's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Guarantor.

      Guarantor hereby waives, for the benefit of the Company, (i) any right to require the Company as a condition of payment or performance by Guarantor, to proceed against Acquiror or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Acquiror.

      Without limiting in any way the foregoing guarantee, Guarantor covenants and agrees to take all actions to enable Acquiror to adhere to each provision of the Agreement which requires an act or omission on the part of Guarantor or any of its subsidiaries to enable Acquiror to comply with its obligations under the Agreement.

      The provisions of Article VIII of the Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to Guarantor shall be delivered to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, Attn: Chief Corporate Counsel, Telecopy No. (441) 295-9647, Confirm No. (441) 292-8674 (with a copy as provided therefor in Section 8.02).

      Guarantor understands that the Company is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Guarantor were a party thereto.

                                        TYCO INTERNATIONAL LTD.

                                        By:    /s/ Mark H. Swartz
                                           --------------------------------
                                        Name:  Mark H. Swartz
                                        Title: Executive Vice President and
                                               Chief Financial Officer